Exhibit 10.24

LEASE

by and between

BMR-325 VASSAR STREET LLC,

a Delaware limited liability company

and

EPIZYME, INC.,

a Delaware corporation

LEASE

THIS LEASE (this “Lease”) is entered into as of this 22nd day of February, 2011 (the “Execution Date”), by and between BMR-325 VASSAR STREET LLC, a Delaware limited liability company (“Landlord”), and EPIZYME, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord owns certain real property (the “Property”) and the improvements on the Property located at 325 Vassar Street, Cambridge, Massachusetts, including the building located thereon; and

B. WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, certain premises (the “Premises”) located on portions of (a) the first (1st) floor, (b) the second (2nd) floor and (c) the penthouse of the building in which the Premises are located (the “Building”), pursuant to the terms and conditions of this Lease, as detailed below.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Lease of Premises.

1.1 Effective on the Phase 1 Commencement Date, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises, as shown on Exhibit A attached hereto. The Property and all landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, including the Building, are hereinafter collectively referred to as the “Project.” All portions of the Project that are for the non-exclusive use of tenants of the Building, including driveways, sidewalks, parking areas, landscaped areas, service corridors, stairways, elevators, public restrooms and public lobbies, are hereinafter referred to as “Common Area.”

1.2 Upon the Phase 1 Commencement Date, the Premises shall initially contain approximately five thousand nine hundred twenty-two (5,922) square feet of Rentable Area, excluding exclusive shafts, cable runs, mechanical spaces and rooftop areas, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses (“Phase 1 Premises”), as shown on Exhibit A attached hereto. Upon the Phase 2 Commencement Date, the Rentable Area shall be increased by twelve thousand four hundred seventy-four (12,474) square feet of Rentable Area, including exclusive shafts, cable runs, mechanical spaces and rooftop areas, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses (“Phase 2 Premises”) for a total of eighteen thousand three hundred ninety-six square feet of Rentable Area. The term “Phase” shall mean and refer to each of the Phase 1 Premises and the Phase 2 Premises. Both Phases are shown on Exhibit A attached hereto. Effective upon the addition of any Phase, the “Premises” shall be deemed to contain such additional Phase, and Base Rent and Tenant’s Pro Rata Share shall be increased accordingly.

2. Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

2.1 This Lease shall take effect upon the Execution Date and, except as specifically otherwise provided within this Lease, each of the provisions hereof shall be binding upon and inure to the benefit of Landlord and Tenant from the date of execution and delivery hereof by all parties hereto.

2.2 In the definitions below, each current Rentable Area (as defined below) is expressed in rentable square footage. Rentable Area and Tenant’s Pro Rata Share (as defined below) are all subject to adjustment as provided in this Lease.

Definition or Provision	Means the Following (As of the Execution Date)
Approximate Rentable Area of Phase 1 Premises	5,922 square feet
Approximate Rentable Area of Phase 2 Premises	12,474 square feet
Approximate Rentable Area of Phase 1 & Phase 2 Premises	18,396 square feet
Approximate Rentable Area of Project	61,011 square feet
Tenant’s Pro Rata Share of Project from Phase 1 Commencement Date to Phase 2 Commencement Date	9.71%
Tenant’s Pro Rata Share of Project from and after Phase 2 Commencement Date	30.15%

2.3 Initial monthly and annual installments of Base Rent for the Premises (“Base Rent”), subject to adjustment under this Lease:

Dates	Square Feet of Rentable Area	Base Rent Per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
Phase 1 Rent Commencement Date to Phase 2 Rent Commencement Date	5,922	$46.00 annually	$22,701	$272,412, subject to proration
Phase 2 Rent Commencement Date through the date that is 12 months after the Phase 1 Commencement Date	18,396	$46.00 annually	$70,518	$846,216, subject to proration
Months 13-24	18,396	$47.38 annually	$72,633.54	$871,602.48
Months 25-36	18,396	$48.80 annually	$74,810.40	$897,724.80
Month 37 to Term Expiration Date	18,396	$50.27 annually	$77,063.91	$924,766.92, subject to proration

2.4 Estimated Term Commencement Dates:

(a) Estimated Phase 1 Commencement Date: April 8, 2011

(b) Estimated Phase 2 Commencement Date: May 6, 2011

2.5 Term Expiration Date: December 31, 2014

2.6 Security Deposit: $282,072.00, subject to adjustment in accordance with the terms hereof.

2.7 Permitted Use: Office and laboratory use in conformity with all federal, state, municipal and local laws, codes, ordinances, rules and regulations of Governmental Authorities (as defined below), committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises, the Building, the Property, the Project, Landlord or Tenant, including both statutory and common law and hazardous waste rules and regulations (“Applicable Laws”)

2.8 Address for Rent Payment:	BMR-325 Vassar Street LLC
Unit N
P.O. Box 51919
Los Angeles, California 90051-6219

2.9 Address for Notices to Landlord:	BMR-325 Vassar Street LLC
17190 Bernardo Center Drive
San Diego, California 92128
Attn: Vice President, Real Estate Counsel

2.10 Address for Notices to Tenant Prior to the Phase 1 Commencement Date:

                                 Epizyme, Inc.

                                 840 Memorial Drive

                                 Cambridge, Massachusetts 02139

                                 Attn: Harry Shuman

2.11 Address for Notices to Tenant After the Phase 1 Commencement Date:

                                 Epizyme, Inc.

                                 325 Vassar Street

                                 Cambridge, Massachusetts 02139

                                 Attn: Harry Shuman

2.12 The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A Exhibit B-l Exhibit B-2 Exhibit B-3 Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I

Premises

Landlord’s Phase 1 Work

Landlord’s Phase 2 Work

Fit Plan

Acknowledgement of Phase Commencement Date and Term Expiration Date

Adjacent Parking Lot

Form of Letter of Credit

Rules and Regulations

Intentionally Omitted

Tenant’s Personal Property

Form of Estoppel Certificate

3. Term. The actual term of this Lease (as the same may be extended pursuant to Article 43 hereof, and as the same may be earlier terminated in accordance with this Lease, the “Term”) shall commence on the actual Phase 1 Commencement Date (as defined in Article 4) and end on December 31, 2014 (such date, the “Term Expiration Date”), subject to earlier termination of this Lease as provided herein.

4. Possession and Commencement Date.

4.1 Phase 1 Premises.

(a) Landlord shall use commercially reasonable efforts to tender possession of the Phase 1 Premises to Tenant on the Estimated Phase 1 Commencement Date, with the work required of Landlord described in Exhibit B-l attached hereto (“Landlord’s Phase 1 Work”) Substantially Complete (as defined below). Tenant agrees that in the event Landlord’s Phase 1 Work is not Substantially Complete on or before the Estimated Phase 1 Commencement Date for any reason and Tenant has not occupied the Phase 1 Premises such that the Phase 1 Commencement Date (as defined below) has occurred in accordance with Subsection 4.1(b)(z), then (v) this Lease shall not be void or voidable, (w) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom and (x) Tenant shall not be responsible for the payment of any Base Rent or Tenant’s Pro Rata Share of Operating Expenses (as defined below) until the actual Phase 1 Commencement Date as described in Subsection 4.1(b) occurs; provided, however, that in the event Landlord’s Phase 1 Work is not Substantially Complete on or before the Estimated Phase 1 Commencement Date due to delay caused by Landlord or Landlord’s contractor (“Landlord Delay”) and Tenant has not occupied the Phase 1 Premises such that the Phase 1 Commencement Date (as defined below) has occurred in accordance with Subsection 4.1(b)(z), then, commencing on the Estimated Phase 1 Commencement Date (as the same may be extended due to delay other than Landlord Delay), Landlord shall make available to Tenant existing office space (with comparable square footage to the Phase 1 Premises) (the “Temporary Premises”) within the Building for use by Tenant on a temporary basis until the date that is five (5) business days after the actual Phase 1 Commencement Date. The Temporary Premises shall be used only for office purposes and shall not be subject to any Base Rent or Tenant’s Pro Rata Share of Operating Expenses, but shall be subject to all other terms and conditions of this Lease. Landlord’s provision of the Temporary Premises shall in no way relieve Landlord of its obligation to continue using commercially reasonable efforts to tender possession of the Phase 1 Premises to Tenant at the earliest possible date.

The term “Substantially Complete” or “Substantial Completion” means (y) with respect to Landlord’s Phase 1 Work, that Landlord’s Phase 1 Work is substantially complete, except for minor punch list items and that Landlord has received a temporary certificate of occupancy for the Phase 1 Premises and (z) with respect to Landlord’s Phase 2 Work (as defined below), that Landlord’s Phase 2 Work is substantially complete, except for minor punch list items and that Landlord has received a temporary certificate of occupancy for the Phase 2 Premises. Notwithstanding anything in this Lease to the contrary, Landlord’s obligation to timely achieve Substantial Completion shall be subject to extension on a day-for-day basis as a result of Force Majeure (as defined below).

(b) The “Phase 1 Commencement Date” shall be the earlier of (y) Tenant’s occupancy of the Phase 1 Premises and (z) the later of (i) the Estimated Phase 1 Commencement Date and (ii) the date on which Landlord’s Phase 1 Work is Substantially Complete. If possession is delayed by action of Tenant, then the Phase 1 Commencement Date shall be the date that the Phase 1 Commencement Date would have occurred but for such delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Phase 1 Commencement Date and the Term Expiration Date within ten (10) days after Tenant takes occupancy of the Phase 1 Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Phase 1 Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Phase 1 Premises required for the Permitted Use by Tenant shall not serve to extend the Phase 1 Commencement Date.

(c) Landlord shall, upon Tenant’s written request, allow Tenant or its agents to enter the Phase 1 Premises up to forty-five (45) days prior to the Phase 1 Commencement Date so that Tenant may prepare for occupancy including installing operational wiring and setting up workstations, provided that Tenant shall not interfere with or delay Landlord’s Work. In the event that Tenant or its agents enter upon the Phase 1 Premises prior to the Phase 1 Commencement Date for the purpose of installing improvements or the placement of personal property, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 24 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent or

Tenant’s Pro Rata Share of Operating Expenses (as defined below); and provided, further, that if the Phase 1 Commencement Date is delayed due to such early access, then the Phase 1 Commencement Date shall be the date that the Phase 1 Commencement Date would have occurred but for such delay. Any access to the Phase 1 Premises that Tenant is afforded under this Subsection 4.1(c) shall not be deemed occupancy of the Phase 1 Premises for the purposes of determining the Phase 1 Commencement Date pursuant to Subsection 4.1(b).

4.2 Phase 2 Premises.

(a) Landlord shall use commercially reasonable efforts to tender possession of the Phase 2 Premises to Tenant on the Estimated Phase 2 Commencement Date, with the work required of Landlord described in Exhibit B-2, attached hereto (“Landlord’s Phase 2 Work”) Substantially Complete (as defined below). Tenant agrees that in the event Landlord’s Phase 2 Work is not Substantially Complete on or before the Estimated Phase 2 Commencement Date for any reason and Tenant has not occupied the Phase 2 Premises such that the Phase 2 Commencement Date (as defined below) has occurred in accordance with Subsection 4.2(b)(z), then (x) this Lease shall not be void or voidable, (y) Landlord shall not be liable to Tenant for any loss or damage resulting therefrom and (z) Tenant shall not be responsible for the payment of any Base Rent or Tenant’s Pro Rata Share of Operating Expenses (as defined below) until the actual Phase 2 Commencement Date as described in Subsection 4.1(b) occurs; provided, however that in the event Landlord’s Phase 2 Work is not Substantially Complete on or before the Estimated Phase 2 Commencement Date due to Landlord Delay and Tenant has not occupied the Phase 2 Premises such that the Phase 2 Commencement Date (as defined below) has occurred in accordance with Subsection 4.2(b)(z), then Tenant shall be entitled to one (1) day of free Base Rent with respect to the Phase 2 Premises from and after the Phase 2 Rent Commencement Date for every two (2) days of Landlord Delay.

(b) The “Phase 2 Commencement Date” shall be the earlier of (y) Tenant’s occupancy of the Phase 2 Premises and (z) the later of (i) the Estimated Phase 2 Commencement Date and (ii) the date on which Landlord’s Phase 2 Work is Substantially Complete. If possession is delayed by action of Tenant, then the Phase 2 Commencement Date shall be the date that the Phase 2 Commencement Date would have occurred but for such delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual Phase 2 Commencement Date and the Term Expiration Date within ten (10) days after Tenant takes occupancy of the Phase 1 Premises, in the form attached as Exhibit C hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the Phase 2 Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Phase 2 Premises required for the Permitted Use by Tenant shall not serve to extend the Phase 2 Commencement Date.

(c) Landlord shall, upon Tenant’s written request, allow Tenant or its agents to enter the Phase 2 Premises up to forty-five (45) days prior to the Phase 2 Commencement Date so that Tenant may prepare for occupancy including installing operational wiring and setting up workstations, provided that Tenant shall not interfere with or delay Landlord’s Work. In the event that Tenant or its agents enter upon the Phase 2 Premises prior to the Phase 2 Commencement Date for the purpose of installing improvements or the placement of personal property, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of Article 24 are in effect, and such entry shall be subject to all the terms and conditions of this Lease other than the payment of Base Rent or Tenant’s Pro Rata Share of Operating Expenses (as defined below); and provided, further, that if the Phase 2 Commencement Date is delayed due to such early access, then the Phase 2 Commencement Date shall be the date that the Phase 2 Commencement Date would have occurred but for such delay. Any access to the Phase 2 Premises that Tenant is afforded under this Subsection 4.2(c) shall not be deemed occupancy of the Phase 2 Premises for the purposes of determining the Phase 2 Commencement Date pursuant to Subsection 4.2(b).

4.3 Landlord’s Work. Landlord’s Phase 1 Work together with Landlord’s Phase 2 Work shall be referred to herein as “Landlord’s Work.”

5. Condition of Premises. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the Premises, the Building or the Project, or with respect to the suitability of the Premises, the Building or the Project for the conduct of Tenant’s business, except for any representations or warranties specifically set forth in this Lease. Tenant acknowledges that (a) it is familiar with the condition of the Premises and agrees to take the same in its condition “as is” as of the Phase 1 Commencement Date and Phase 2 Commencement Date, respectively, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or to pay for or construct any improvements to the Premises, except with respect to Landlord’s Work. Tenant’s taking of possession of the Premises (excluding any early access allowed by Subsections 4.1(c) and 4.2(c) above) shall, except as otherwise agreed to in writing by Landlord and Tenant, conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair.

6. Rentable Area.

6.1 The term “Rentable Area” shall reflect such areas as reasonably calculated by Landlord’s architect, as the same may be reasonably adjusted from time to time by Landlord in consultation with Landlord’s architect to reflect changes to the Premises, the Building or the Project, as applicable. Tenant’s Base Rent or Pro Rata Share shall not increase as a result of such adjustment except in the event that such adjustment is in connection with Alterations to the Premises.

6.2 The Rentable Area of the Building is generally determined by making separate calculations of Rentable Area applicable to each floor within the Building and totaling the Rentable Area of all floors within the Building. The Rentable Area of a floor is computed by measuring to the outside finished surface of the permanent outer Building walls. The full area calculated as previously set forth is included as Rentable Area, without deduction for columns and projections or vertical penetrations, including stairs, elevator shafts, flues, pipe shafts, vertical ducts and the like, as well as such items’ enclosing walls.

6.3 The term “Rentable Area,” when applied to the Premises, is that area equal to the usable area of the Premises, plus an equitable allocation of Rentable Area within the Building that is not then utilized or expected to be utilized as usable area, including that portion of the Building devoted to corridors, equipment rooms, restrooms, elevator lobby, atrium and mailroom.

7. Rent.

7.1 Base Rent.

(a) Phase 1 Premises. Tenant shall pay to Landlord as Base Rent for the Phase 1 Premises, commencing on the third (3rd) monthly anniversary of the Phase 1 Commencement Date (the “Phase 1 Rent Commencement Date”), the sums set forth in Section 2.3. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, each in advance on the first day of each and every calendar month during the Term, commencing on the Phase 1 Rent Commencement Date.

(b) Phase 2 Premises. Subject to Section 4.2(a), Tenant shall pay to Landlord as Base Rent for the Phase 2 Premises, commencing on the third (3rd) monthly anniversary of the Phase 2 Commencement Date (the “Phase 2 Rent Commencement Date”), the sums set forth in Section 2.3. Base Rent shall be paid in equal monthly installments as set forth in Section 2.3, each in advance on the first day of each and every calendar month during the Term, commencing on the Phase 2 Rent Commencement Date.

7.2 In addition to Base Rent, Tenant shall pay to Landlord as additional rent (“Additional Rent”) at times hereinafter specified in this Lease (a) Tenant’s pro rata share, as set forth in Section 2.2 (“Tenant’s Pro Rata Share”), of Operating Expenses (as defined below), (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord, including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant’s part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after notice and the lapse of any applicable cure periods.

7.3 Base Rent and Additional Rent shall together be denominated “Rent.” Rent shall be paid to Landlord, without abatement, deduction or offset, in lawful money of the United States of America at the office of Landlord as set forth in Section 2.8 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences or ends on a day other than the first day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of a thirty (30) day month and shall be paid at the then-current rate for such fractional month.

8. Intentionally Omitted.

9. Operating Expenses.

9.1 As used herein, the term “Operating Expenses” shall include:

(a) Government impositions including property tax costs consisting of real and personal property taxes and assessments, including amounts due under any improvement bond upon the Building or the Project, including the parcel or parcels of real property upon which the Building and areas serving the Building are located or assessments in lieu thereof imposed by any federal, state, regional, local or municipal governmental authority, agency or subdivision (each, a “Governmental Authority”) are levied; taxes on or measured by gross rentals received from the rental of space in the Project; taxes based on the square footage of the Premises, the Building or the

Project, as well as any parking charges, utilities surcharges or any other costs levied, assessed or imposed by, or at the direction of, or resulting from Applicable Laws or interpretations thereof, promulgated by any Governmental Authority in connection with the use or occupancy of the Project or the parking facilities serving the Project; taxes on this transaction or any document to which Tenant is a party creating or transferring an interest in the Premises; any fee for a business license to operate an office building; and any expenses, including the reasonable cost of attorneys or experts, reasonably incurred by Landlord in seeking reduction by the taxing authority of the applicable taxes, less tax refunds obtained as a result of an application for review thereof. Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes, or taxes that are the personal obligation of Tenant or of another tenant of the Project; and

(b) All other costs of any kind paid or incurred by Landlord in connection with the operation or maintenance of the Building and the Project, including costs of repairs and replacements to improvements within the Project as appropriate to maintain the Project as required hereunder, including costs of funding such reasonable reserves as Landlord, consistent with good business practice, may establish to provide for future repairs and replacements; costs of utilities furnished to the Common Areas; sewer fees; cable television; trash collection; cleaning, including windows; heating; ventilation; air-conditioning; maintenance of landscaping and grounds; maintenance of drives and parking areas; maintenance of the roof; security services and devices; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Project; maintenance of the laboratory services equipment, including compressed air, central vacuum and reverse osmosis water; license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Building or Project systems and equipment; telephone, postage, stationery supplies and other expenses incurred in direct connection with the operation, maintenance or repair of the Project; accounting, legal and other professional fees and expenses incurred in connection with the Project; costs of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property provided by Landlord for use in Common Areas; capital expenditures (such capital expenditures shall be amortized over the useful life of such expenditure determined in accordance with generally accepted accounting principles, but in no event longer than ten (10) years); costs of complying with Applicable Laws (except to the extent such costs are incurred to remedy non-compliance as of the Execution Date with Applicable Laws); costs to keep the Project in compliance with, or fees otherwise required under, any CC&Rs (as defined below); insurance premiums, including premiums for public liability, property casualty, earthquake, terrorism and environmental coverages; portions of insured losses paid by Landlord as part of the deductible portion of a loss pursuant to the terms of insurance policies; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Project, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including janitors, floor waxers, window washers, watchmen, gardeners, sweepers and handymen.

Notwithstanding the foregoing, Operating Expenses shall not include any leasing commissions; expenses that relate to preparation of rental space for a tenant; expenses of initial development and construction, including grading, paving, landscaping and decorating (as distinguished from maintenance, repair and replacement of the foregoing); legal expenses relating to other tenants; costs of repairs to the extent reimbursed by payment of insurance proceeds received by Landlord; interest upon loans to Landlord or secured by a mortgage or deed of trust covering the Project or a portion thereof (provided that interest upon a government assessment or improvement bond payable in installments shall constitute an Operating Expense under Subsection 9.1(a)); salaries of executive officers of Landlord; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements and reasonable reserves in regard thereto that are provided for in Subsection 9.1(b)); and taxes that are excluded from Operating Expenses by the last sentence of Subsection 9.1(a). To the extent that Tenant uses more than Tenant’s Pro Rata Share of any item of Operating Expenses, Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses.

9.2 Tenant shall pay to Landlord on the first day of each calendar month of the Term, as Additional Rent, (a) the Property Management Fee (as defined below) and (b) Landlord’s estimate of Tenant’s Pro Rata Share of Operating Expenses with respect to the Building and the Project, as applicable, for such month.

(x) The “Property Management Fee” shall equal three percent (3%) of Base Rent due from Tenant. Tenant shall pay the Property Management Fee in accordance with Section 9.2 with respect to the entire Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent, Operating Expenses or any other Rent with respect to any such period or portion thereof.

(y) Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year. Any additional sum due from Tenant to Landlord shall be immediately due and payable. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Pro Rata Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany said statement with payment for the amount of such difference.

(z) Any amount due under this Section for any period that is less than a full month shall be prorated (based on a thirty (30)-day month) for such fractional month.

9.3 Landlord may, from time to time, modify Landlord’s calculation and allocation procedures for Operating Expenses, so long as such modifications produce Dollar results substantially consistent with Landlord’s then-current practice at the Project.

9.4 Tenant shall not be responsible for Operating Expenses (a) with respect to the Phase 1 Premises, attributable to the time period prior to the Phase 1 Commencement Date; provided, however, that if Landlord shall permit Tenant possession of the Phase 1 Premises prior to the Phase 1 Commencement Date, Tenant shall be responsible for Operating Expenses from such earlier date of possession, and (b) with respect to the Phase 2 Premises, attributable to the time period prior to the Phase 2 Commencement Date; provided, however, that if Landlord shall permit Tenant possession of the Phase 2 Premises prior to the Phase 2 Commencement Date,

Tenant shall be responsible for Operating Expenses from such earlier date of possession. Tenant’s responsibility for Tenant’s Pro Rata Share of Operating Expenses shall continue to the latest of (x) the date of termination of the Lease, (y) the date Tenant has fully vacated the Premises or (z) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant.

9.5 Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated on a basis reasonably determined by Landlord. Expenses such as taxes, assessments and insurance premiums that are incurred for an extended time period shall be prorated based upon the time periods to which they apply so that the amounts attributed to the Premises relate in a reasonable manner to the time period wherein Tenant has an obligation to share in Operating Expenses.

9.6 Within three (3) business days after the end of each calendar month, Tenant shall submit to Landlord an invoice, or, in the event an invoice is not available, an itemized list, of all costs and expenses that (a) Tenant has incurred (either internally or by employing third parties) during the prior month and (b) for which Tenant reasonably believes it is entitled to reimbursements from Landlord pursuant to the terms of this Lease.

9.7 In the event that the Building or Project is less than fully occupied, Tenant acknowledges that Landlord may extrapolate Operating Expenses that vary depending on the occupancy of the Building or Project, as applicable, by dividing (a) the total cost of Operating Expenses by (b) the Rentable Area of the Building or Project (as applicable) that is occupied, then multiplying (y) the resulting quotient by (z) one hundred percent (100%) of the total Rentable Area of the Building or Project (as applicable). Tenant shall pay Tenant’s Pro Rata Share of the product of (y) and (z), subject to adjustment as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.

9.8 If Tenant disputes or disagrees with any Operating Expenses, Tenant shall have the right to undertake a review (“Review”) of Landlord’s books used to determine Tenant’s Operating Expenses upon the following terms and conditions:

(a) Tenant shall deliver notice (“Review Notice”) to Landlord of such request within thirty (30) days after receiving Landlord’s year-end report of Operating Expenses pursuant to Section 9.2(y):

(b) The Review shall be conducted only by (i) Tenant or (ii) an agent of Tenant that is not being compensated by Tenant on a contingent fee basis. The Review shall be conducted during regular business hours at the office where Landlord maintains its books related to the Property;

(c) The Review shall be completed within ten (10) business days after commencement;

(d) A copy of the results of the Review shall be delivered to Landlord within thirty (30) days after completion of the Review; and

(e) The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of the Review. If, as of sixty (60) days after Tenant has submitted the Review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the Boston/Cambridge area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the firm that conducted the Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the parties agree or the Accountant(s) determine that the Operating Expenses actually paid by Tenant for the calendar year in question exceeded Tenant’s obligations for such calendar year, then Landlord shall, at Tenant’s option, either (a) credit the excess to the next succeeding installments of estimated Additional Rent or (b) pay the excess to Tenant within thirty (30) days after delivery of such results. If the parties agree or the Accountants) determine that Tenant’s payments of Operating Expenses for such calendar year were less than Tenant’s obligation for the calendar year, then Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such results.

Tenant acknowledges and agrees that any records reviewed constitute confidential information of Landlord that shall not be disclosed to anyone other than the agent performing the Review and the principals of Tenant. Tenant further acknowledges and agrees that the disclosure of information to any other person, whether by Tenant or anyone acting on behalf of Tenant, shall cause irreparable harm to Landlord and may be the basis of legal action by Landlord against Tenant and the auditor performing the Review. Tenant shall be responsible for any breach of this provision by the persons conducting the Review.

10. Taxes on Tenant’s Property.

10.1 Tenant shall pay prior to delinquency any and all taxes levied against any personal property or trade fixtures placed by Tenant in or about the Premises.

10.2 If any such taxes on Tenant’s personal property or trade fixtures are levied against Landlord or Landlord’s property or, if the assessed valuation of the Building, the Property or the Project is increased by inclusion therein of a value attributable to Tenant’s personal property or trade fixtures, and if Landlord, after written notice to Tenant, pays the taxes based upon any such increase in the assessed value of the Building, the Property or the Project, then Tenant shall, upon demand, repay to Landlord the taxes so paid by Landlord.

10.3 If any improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, including Landlord’s Work, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord’s building standards (the “Building Standard”) in other spaces in the Building are assessed, then the real property taxes and assessments levied against Landlord or the Building, the Property or the Project by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.2. Any such excess assessed valuation due to improvements in or alterations to space in the Project leased by other tenants at the Project shall not be included in Operating Expenses. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant improvements or alterations are assessed at a higher valuation than the Building Standard, then such records shall be binding on both Landlord and Tenant.

11. Security Deposit.

11.1 Tenant shall deposit with Landlord on or before the Execution Date the sum set forth in Section 2.6 (the “Security Deposit”), which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the period commencing on the Execution Date and ending upon the expiration or termination of Tenant’s obligations under this Lease. If Tenant defaults with respect to any provision of this Lease, including any provision relating to the payment of Rent, then Landlord may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a material breach of this Lease. The provisions of this Article shall survive the expiration or earlier termination of this Lease. Provided that Tenant is not in default, or has cured such default within ten (10) days after written notice from Landlord, with respect to any provision of this Lease, then, on the second (2nd) annual anniversary of the Phase 1 Commencement Date, then Tenant may reduce the Security Deposit by Seventy Thousand Five Hundred Eighteen Dollars ($70,518.00) to Two Hundred Eleven Thousand Five Hundred Fifty-Four Dollars ($211,554.00).

11.2 In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings.

11.3 Landlord may deliver the Security Deposit to any purchaser of Landlord’s interest in the Premises, and thereupon Landlord shall be discharged from any further liability with respect to the Security Deposit. This provision shall also apply to any subsequent transfers.

11.4 If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, then the Security Deposit, or any balance thereof, shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within thirty (30) days after the expiration or earlier termination of this Lease.

11.5 If the Security Deposit shall be in cash, Landlord shall hold the Security Deposit in an account at a banking organization selected by Landlord; provided, however, that Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. Landlord shall be entitled to all interest and/or dividends, if any, accruing on the Security Deposit. Landlord shall not be required to credit Tenant with any interest for any period during which Landlord does not receive interest on the Security Deposit.

11.6 The Security Deposit may be in the form of cash, a letter of credit or any other security instrument acceptable to Landlord in its sole discretion. Tenant may at any time, except when Tenant is in Default (as defined below), deliver a letter of credit (the “L/C Security”) as the entire Security Deposit, as follows:

(a) If Tenant elects to deliver L/C Security, then Tenant shall provide Landlord, and maintain in full force and effect throughout the Term and until the date that is six (6) months after the then-current Term Expiration Date, a letter of credit in the form attached as Exhibit E issued by an issuer reasonably satisfactory to Landlord, in the amount of the Security Deposit, with an initial term of at least one year. Landlord may require the L/C Security to be reissued by a different issuer at any time during the Term if Landlord reasonably believes that the issuing bank of the L/C Security is or may soon become insolvent; provided, however, Landlord shall return the existing L/C Security to the existing issuer immediately upon receipt of the substitute L/C Security. If any issuer of the L/C Security shall become insolvent or placed into FDIC receivership, then Tenant shall immediately deliver to Landlord (without the requirement of notice from Landlord) substitute L/C Security issued by an issuer reasonably satisfactory to Landlord, and otherwise conforming to the requirements set forth in this Article. As used herein with respect to the issuer of the L/C Security, “insolvent” shall mean the determination of insolvency as made by such issuer’s primary bank regulator (i.e., the state bank supervisor for state chartered banks; the OCC or OTS, respectively, for federally chartered banks or thrifts; or the Federal Reserve for its member banks). If, at the Term Expiration Date, any Rent remains uncalculated or unpaid, then: (i) Landlord shall with reasonable diligence complete any necessary calculations; (ii) Tenant shall extend the expiry date of such L/C Security from time to time as Landlord reasonably requires; and (iii) in such extended period, Landlord shall not unreasonably refuse to consent to an appropriate reduction of the L/C Security. Tenant shall reimburse Landlord’s legal costs (as estimated by Landlord’s counsel) in handling Landlord’s acceptance of L/C Security or its replacement or extension.

(b) If Tenant delivers to Landlord satisfactory L/C Security in place of the entire Security Deposit, Landlord shall remit to Tenant any cash Security Deposit Landlord previously held.

(c) Landlord may draw upon the L/C Security, and hold and apply the proceeds in the same manner and for the same purposes as the Security Deposit, if: (i) an uncured Default (as defined below) exists; (ii) as of the date forty-five (45) days before any L/C Security expires (even if such scheduled expiry date is after the Term Expiration Date) Tenant has not delivered to Landlord an amendment or replacement for such L/C Security, reasonably satisfactory to Landlord, extending the expiry date to the earlier of (1) six (6) months after the then-current Term Expiration Date or (2) the date one year after the then-current expiry date of the L/C Security; (iii) the L/C Security provides for automatic renewals, Landlord asks the issuer to confirm the current

L/C Security expiry date, and the issuer fails to do so within ten (10) business days; (iv) Tenant fails to pay (when and as Landlord reasonably requires) any bank charges for Landlord’s transfer of the L/C Security; or (v) the issuer of the L/C Security ceases, or announces that it will cease, to maintain an office in the city where Landlord may present drafts under the L/C Security (and fails to permit drawing upon the L/C Security by overnight courier or facsimile). This Section does not limit any other provisions of this Lease allowing Landlord to draw the L/C Security under specified circumstances.

(d) Tenant shall not seek to enjoin, prevent, or otherwise interfere with Landlord’s draw under L/C Security, even if it violates this Lease. Tenant acknowledges that the only effect of a wrongful draw would be to substitute a cash Security Deposit for L/C Security, causing Tenant no legally recognizable damage. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event of a wrongful draw, the parties shall cooperate to allow Tenant to post replacement L/C Security simultaneously with the return to Tenant of the wrongfully drawn sums, and Landlord shall upon request confirm in writing to the issuer of the L/C Security that Landlord’s draw was erroneous.

(e) If Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, within five (5) business days after receiving a request from Landlord, deliver (and, if the issuer requires, Landlord shall consent to) an amendment to the L/C Security naming Landlord’s grantee as substitute beneficiary. If the required Security Deposit changes while L/C Security is in force, then Tenant shall deliver (and, if the issuer requires, Landlord shall consent to) a corresponding amendment to the L/C Security.

12. Use.

12.1 Tenant shall use the Premises for the purpose set forth in Section 2.7, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

12.2 Tenant shall not use or occupy the Premises in violation of Applicable Laws; zoning ordinances; or the certificate of occupancy issued for the Building or the Project, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises that is declared or claimed by any Governmental Authority having jurisdiction to be a violation of any of the above, or that in Landlord’s reasonable opinion violates any of the above. Tenant shall comply with any direction of any Governmental Authority having jurisdiction that shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof.

12.3 Tenant shall not do or permit to be done anything that will invalidate or increase the cost of any fire, environmental, extended coverage or any other insurance policy covering the Building or the Project, and shall comply with all rules, orders, regulations and requirements of the insurers of the Building and the Project, and Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Article.

12.4 Tenant shall keep all doors opening onto public corridors closed, except when in use for ingress and egress.

12.5 No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made to existing locks or the mechanisms thereof without Landlord’s prior written consent. Tenant shall, upon termination of this Lease, return to Landlord all keys to offices and restrooms either furnished to or otherwise procured by Tenant. In the event any key so furnished to Tenant is lost, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such change.

12.6 No awnings or other projections shall be attached to any outside wall of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord’s standard window coverings (that Landlord is providing as part of Landlord’s Work). Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without Landlord’s prior written consent, nor shall any bottles, parcels or other articles be placed on the windowsills. No equipment, furniture or other items of personal property shall be placed on any exterior balcony without Landlord’s prior written consent.

12.7 No sign, advertisement or notice (“Signage”) shall be exhibited, painted or affixed by Tenant on any part of the Premises or the Building without Landlord’s prior written consent. Signage shall conform to Landlord’s design criteria. For any Signage, Tenant shall, at Tenant’s own cost and expense, (a) acquire all permits for such Signage in compliance with Applicable Laws and (b) design, fabricate, install and maintain such Signage in a first-class condition. Tenant shall be responsible for reimbursing Landlord for costs incurred by Landlord in removing any of Tenant’s Signage upon the expiration or earlier termination of the Lease. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at Tenant’s sole cost and expense, and shall be of a size, color and type and be located in a place reasonably acceptable to Landlord, and shall be consistent with the interior signs permitted for comparable tenants in the Building, as Landlord reasonably determines. The directory tablet shall be provided exclusively for the display of the name and location of tenants only. Tenant shall not place anything on the exterior of the corridor walls or corridor doors other than Landlord’s standard lettering. If, at any time during the Term, Tenant leases either (y) more than fifty percent (50%) of the Building or (z) the entire second (2nd) floor, then Tenant, at its sole cost and expense, shall have the right, but not the obligation, to install exterior Signage on the Building subject to this Section 12.7. At Landlord’s option, Landlord may install any Tenant Signage, and Tenant shall pay all costs associated with such installation within thirty (30) days after demand therefor.

12.8 Tenant shall only place equipment within the Premises with floor loading consistent with the Building’s structural design without Landlord’s prior written approval, and such equipment shall be placed in a location designed to carry the weight of such equipment.

12.9 Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations therefrom from extending into the Common Areas or other offices in the Project.

12.10 Tenant shall not (a) do or permit anything to be done in or about the Premises that shall in any way obstruct or interfere with the rights of other tenants or occupants of the Project, or injure or annoy them, (b) use or allow the Premises to be used for immoral, unlawful or objectionable purposes, (c) cause, maintain or permit any nuisance or waste in, on or about the Project or (d) take any other action that would in Landlord’s reasonable determination in any manner adversely affect other tenants’ quiet use and enjoyment of their space or adversely impact their ability to conduct business in a professional and suitable work environment.

12.11 Notwithstanding any other provision herein to the contrary, (a) with respect to the Phase 1 Premises, from and after the Phase 1 Commencement Date, and (b) with respect to the Phase 2 Premises, from and after the Phase 2 Commencement Date, Tenant shall be responsible for all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the “ADA”), and Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, employees, agents and contractors; and any lender, mortgagee or beneficiary (each, a “Lender” and, collectively with Landlord and its affiliates, employees, agents and contractors, the “Landlord Indemnitees”) harmless from and against any demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements) incurred in investigating or resisting the same (collectively, “Claims”) arising out of any such failure of the Premises to comply with the ADA. Notwithstanding the foregoing, and without limiting Tenant’s responsibilities under this Section, at the time of Landlord’s delivery of the Premises, all base building systems, including HVAC, electrical, life safety and plumbing, shall be in good working condition and suitable for laboratory uses, the Building common areas will be compliant with the ADA and the Premises’ demising walls will be in compliance with the local municipal building code. This Section (as well as any other provisions of this Lease dealing with indemnification of the Landlord Indemnitees by Tenant shall be deemed to be modified in each case by the insertion in the appropriate place of the following: “except as otherwise provided in Mass. G.L. Ter. Ed., C. 186, Section 15.” The provisions of this Section shall survive the expiration or earlier termination of this Lease.

13. Rules and Regulations, CC&Rs, Parking Facilities and Common Areas.

13.1 Tenant shall have the non-exclusive right, in common with others, to use the Common Areas, subject to the rules and regulations adopted by Landlord and attached hereto as Exhibit F, together with such other reasonable and nondiscriminatory rules and regulations as are hereafter promulgated by Landlord in its sole and absolute discretion (the “Rules and Regulations”). Tenant shall faithfully observe and comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or any agent, employee or invitee thereof of any of the Rules and Regulations.

13.2 This Lease is subject to any recorded covenants, conditions or restrictions on the Project or Property (the “CC&Rs”), as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; provided that any such amendments, restatements, supplements or modifications do not materially modify Tenant’s rights or obligations hereunder. Tenant shall comply with the CC&Rs.

13.3 Parking.

(a) Tenant shall have a non-exclusive, irrevocable license to use of parking facilities serving the Project in common on an unreserved basis with other tenants of the Building during the Term at the rate of (a) one-third (1/3) of a parking space per one thousand (1,000) rentable square feet of space (the “Adjacent Lot Pro Rata Share”) and (b) two-thirds (2/3) of a parking space per one thousand (1,000) rentable square feet of space (the “Hyatt Pro Rata Share”, and together with the Adjacent Lot Pro Rata Share, “Tenant’s Parking Pro Rata Share”). The Adjacent Lot Pro Rata Share shall be in the parking lot adjacent to the Building, depicted as the “Adjacent Lot” on Exhibit D, and the Hyatt Pro Rata Share shall be in the Hyatt garage across the street. While Tenant acknowledges that it will not have assigned spaces in the Adjacent Lot, Landlord agrees it shall at all times (x) ensure that appropriate singage is conspicuously posted throughout the Adjacent Lot stating that the Adjacent Lot is for permit holder parking only and that all unauthorized vehicles will be removed, (y) ensure that all tenants whose employees are entitled to park in the Adjacent Lot are provided with appropriate tags indicating their right to park in the Adjacent Lot and (z) take appropriate steps to promptly remove all unauthorized vehicles parked in the Adjacent Lot after receiving notification of such unauthorized parking. Simultaneously with payments of Base Rent, Tenant shall pay Landlord as Additional Rent Tenant’s Parking Pro Rata Share at the rate of One Hundred Dollars ($100.00) per space per month in the Adjacent Lot and One Hundred Eighty-Five Dollars ($185.00) per space per month in the Hyatt garage, which amounts may be increased by Landlord from time to time upon thirty (30) days’ prior written notice from Landlord to Tenant to reflect then-current market rent. Any parking spaces that may be granted to Tenant in addition to Tenant’s Parking Pro Rata Share shall be charged to Tenant at the then-current market rent for such spaces.

(b) Tenant may, upon ninety (90) days’ prior written notice to Landlord, choose to release its license to use any portion of Tenant’s Parking Pro Rata Share (the “Released Spaces”). In such event, Tenant shall not be obligated to pay the parking fee for such Released Spaces, and Landlord, in its sole discretion, may grant use of the Released Spaces to a third party. Tenant, upon ninety (90) days’ prior written notice to Landlord, may request that Landlord reinstate Tenant’s license to use the Released Spaces. In the event the Released Spaces are available, Landlord shall reinstate Tenant’s license to use such Released Spaces and Tenant shall be obligated to pay the corresponding parking fee as set forth in this Section 13.3.

(c) Landlord shall not terminate its agreement with Hyatt to lease parking spaces in the Hyatt garage prior to the earlier of (a) the expiration or earlier termination of the Term and (b) the expiration of the initial term of such agreement, in each case without Tenant’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. If and to the extent that Landlord is unable to make Tenant’s Parking Pro Rata Share, or any portion thereof, available to Tenant in the Adjacent Lot or the Hyatt garage, however, Landlord shall make an equal number of parking spaces available in the garage located at 47 Erie Street in Cambridge, Massachusetts (the “Erie Garage”), which Erie Garage is owned or controlled by Landlord or an affiliate of Landlord. Available parking spaces shall be allocated in the Erie Garage on a pro rata basis with the other tenants of the Building. All parking spaces used by Tenant pursuant to this Section 13.3 shall only be utilized by Tenant’s employees, visitors, sublessees or assignees visting or working at the Premises. In the event Landlord increases the parking ratio for one tenant of the Building, Landlord shall increase the parking ratio equally for all tenants of the Building.

13.4 Landlord reserves the right to modify the Common Areas, including the right to add or remove exterior and interior landscaping and to subdivide real property. Tenant acknowledges that Landlord specifically reserves the right to allow the exclusive use of corridors and restroom facilities located on specific floors to one or more tenants occupying such floors; provided, however, that Tenant shall not be deprived of the use of the corridors reasonably required to serve the Premises or of restroom facilities serving the floor upon which the Premises are located or the shared unisex shower located on the first (1st) floor of the Building.

13.5 Tenant shall have twenty-four (24) hour access to the freight elevator and the freight loading dock on the west side of the Building.

14. Project Control by Landlord.

14.1 Landlord reserves full control over the Building and the Project to the extent not inconsistent with Tenant’s enjoyment of the Premises as provided by this Lease. This reservation includes Landlord’s right to subdivide the Project; convert the Building to condominium units; change the size of the Project by selling all or a portion of the Project or adding real property and any improvements thereon to the Project; grant easements and licenses to third parties; maintain or establish ownership of the Building separate from fee title to the Property; make additions to or reconstruct portions of the Building and the Project; install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building or the Project pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building or elsewhere at the Project; and alter or relocate any other Common Area or facility, including private drives, lobbies and entrances.

14.2 Possession of areas of the Premises necessary for utilities, services, safety and operation of the Building is reserved to Landlord.

14.3 Tenant shall, at Landlord’s request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease.

14.4 Landlord may, at any and all reasonable times during non-business hours (or during business hours if Tenant so requests), and upon twenty-four (24) hours’ prior notice (provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply any service Landlord is required to provide hereunder, (c) show the Premises to prospective purchasers or tenants during the final year of the Term; provided, however that if such showing is on a Saturday, Sunday or federal holiday, a Tenant representative must be present, (d) post notices of nonresponsibility, (e) access the telephone equipment, electrical substation and fire risers and (f) alter, improve or repair any portion of the Building other than the Premises for which access to the Premises is reasonably necessary. In connection with any such alteration, improvement or repair as described in

Subsection 14.4(f), Landlord may erect in the Premises or elsewhere in the Project scaffolding and other structures reasonably required for the alteration, improvement or repair work to be performed. In no event shall Tenant’s Rent abate as a result of Landlord’s activities pursuant to this Section; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. Landlord shall at all times retain a key with which to unlock all of the doors in the Premises. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

15. Quiet Enjoyment. So long as Tenant is not in default under this Lease, Landlord or anyone acting through or under Landlord shall not disturb Tenant’s occupancy of the Premises, except as permitted by this Lease. Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week, fifty-two (52) weeks a year, subject to casualty and other provisions of this Lease.

16. Utilities and Services.

16.1 Tenant shall pay for all water (including the cost to service, repair and replace reverse osmosis, de-ionized and other treated water), gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon. If any such utility is not separately metered to Tenant, Tenant shall pay a reasonable proportion (to be determined by Landlord based on Tenant’s usage) of all charges of such utility jointly metered with other premises as part of Tenant’s Pro Rata Share of Operating Expenses or, in the alternative, Landlord may, at its option, monitor the usage of such utilities by Tenant and if Tenant is determined to be consuming the utility in question at a rate materially greater than the average consumption by Building occupants on a consistent basis, charge Tenant with the actual cost of purchasing, installing and monitoring such metering equipment, which cost shall be paid by Tenant as Additional Rent. To the extent that Tenant uses more than Tenant’s proportional share of any utilities, then Tenant shall pay Landlord for such excess in addition to Tenant’s obligation to pay Tenant’s Pro Rata Share of Operating Expenses. In the event that the Building or Project is less than fully occupied, Tenant acknowledges that Landlord may extrapolate utility usage that vary depending on the occupancy of the Building or Project, as applicable, by dividing (a) the total cost of utility usage by (b) the Rentable Area of the Building or Project (as applicable) that is occupied, then multiplying (y) the resulting quotient by (z) one hundred percent (100%) of the total Rentable Area of the Building or Project (as applicable). Tenant shall pay Tenant’s Pro Rata Share of the product of (y) and (z), subject to adjustment based on actual usage as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of such utility costs.

16.2 Landlord shall not be liable for, nor shall any eviction of Tenant result from, the failure to furnish any utility or service, whether or not such failure is caused by accident; breakage; repair; strike, lockout or other labor disturbance or labor dispute of any character; act of terrorism; shortage of materials, which shortage is not unique to Landlord or Tenant, as the case may be; governmental regulation, moratorium or other governmental action, inaction or delay; other causes beyond Landlord’s control or Landlord’s negligence (collectively, “Force Majeure”). In the event of such failure, Tenant shall not be entitled to termination of this Lease or any abatement or reduction of Rent, nor shall Tenant be relieved from the operation of any covenant or agreement of this Lease.

16.3 Tenant shall pay for, prior to delinquency of payment therefor, any utilities and services that may be furnished to the Premises during or, if Tenant occupies the Premises after the expiration or earlier termination of the Term, after the Term, beyond those utilities provided by Landlord, including telephone, internet service, cable television and other telecommunications, together with any fees, surcharges and taxes thereon. Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utilities or services.

16.4 Tenant shall not, without Landlord’s prior written consent, use any device in the Premises (including data processing machines) that will in any way (a) increase the amount of ventilation, air exchange, gas, steam, electricity or water beyond the existing capacity of the Building or the Project as proportionately allocated to the Premises based upon Tenant’s Pro Rata Share of the Building or Project (as applicable) as usually furnished or supplied for the use set forth in Section 2.7 or (b) exceed Tenant’s Pro Rata Share of the Building’s or Project’s (as applicable) capacity to provide such utilities or services.

16.5 If Tenant shall require utilities or services in excess of those usually furnished or supplied for tenants in similar spaces in the Building or the Project by reason of Tenant’s equipment or extended hours of business operations, then Tenant shall first procure Landlord’s consent for the use thereof, which consent Landlord may condition upon the availability of such excess utilities or services, and Tenant shall pay as Additional Rent an amount equal to the cost of providing such excess utilities and services.

16.6 Upon Landlord’s demand, utilities and services provided to the Premises that are separately metered shall be paid by Tenant directly to the supplier of such utility or service.

16.7 Landlord shall provide water in Common Areas for lavatory purposes only; provided, however, that if Landlord determines that Tenant requires, uses or consumes water for any purpose other than ordinary lavatory purposes, Landlord may install a water meter and thereby measure Tenant’s water consumption for all purposes. Tenant shall pay Landlord for the costs of such meter and the installation thereof and, throughout the duration of Tenant’s occupancy of the Premises, Tenant shall keep said meter and installation equipment in good working order and repair at Tenant’s sole cost and expense. If Tenant fails to so maintain such meter and equipment, Landlord may repair or replace the same and shall collect the costs therefor from Tenant. Tenant agrees to pay for water consumed, as shown on said meter, as and when bills are rendered. If Tenant fails to timely make such payments, Landlord may pay such charges and collect the same from Tenant. Any such costs or expenses incurred, or payments made by Landlord for any of the reasons or purposes hereinabove stated, shall be deemed to be Additional Rent payment by Tenant and collectible by Landlord as such.

16.8 Landlord reserves the right to stop service of the elevator, plumbing, ventilation, air conditioning and electric systems, when Landlord deems necessary or desirable, due to accident, emergency or the need to make repairs, alterations or improvements, until such repairs, alterations or improvements shall have been completed, and Landlord shall further have no responsibility or liability for failure to supply elevator facilities, plumbing, ventilation, air conditioning or electric service when prevented from doing so by Force Majeure; a failure by a third party to deliver gas, oil or another suitable fuel supply; or Landlord’s inability by exercise of reasonable diligence to obtain gas, oil or another suitable fuel. Landlord shall use reasonable efforts to minimize each such disruption of service if and when it occurs. Without limiting the foregoing, it is expressly understood and agreed that any covenants on Landlord’s part to furnish any service pursuant to any of the terms, covenants, conditions, provisions or agreements of this Lease, or to perform any act or thing for the benefit of Tenant, shall not be deemed breached if Landlord is unable to furnish or perform the same by virtue of Force Majeure.

16.9 The Building has two (2) back-up generators (each a “Generator” and collectively, the “Generators”). Tenant shall be entitled to use up to its proportionate share of power from the Generator that services the second (2nd) floor of the Building (which Generator shall have a capacity output of at least three hundred fifty (350) kilowatts) on a non-exclusive basis with other Tenants located on the second (2nd) floor of the Building. The cost of maintaining, repairing and replacing the Generators shall constitute Operating Expenses. Landlord expressly disclaims any warranties with regard to the Generators or the installation thereof, including any warranty of merchantability or fitness for a particular purpose. Landlord shall maintain the Generators in good working condition, but shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need for such repairs or maintenance. The provisions of Section 16.2 of this Lease shall apply to the Generators.

16.10 For the Premises, Landlord shall (a) maintain and operate the heating, ventilating and air conditioning systems used for the Permitted Use only (“HVAC”) and (b) subject to clause (a) above, furnish HVAC as reasonably required (except as this Lease otherwise provides) for reasonably comfortable occupancy of the Premises twenty-four (24) hours a day, every day during the Term, subject to casualty, eminent domain or as otherwise specified in this Article. Notwithstanding anything to the contrary in this Section, Landlord shall have no liability, and Tenant shall have no right or remedy, on account of any interruption or impairment in HVAC services; provided that Landlord diligently endeavors to cure any such interruption or impairment.

16.11 For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord (a) any invoices or statements for such utilities within thirty (30) days after Tenant’s receipt thereof, (b) within thirty (30) days after Landlord’s request, any other utility usage information reasonably requested by Landlord, and (c) within thirty (30) days after each calendar year during the Term, an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report (e.g., related to Labs 21), if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year. Tenant acknowledges that any utility information for the Premises, the Building and the Project may be shared with third parties, including Landlord’s consultants and Governmental Authorities. In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers.

17. Alterations.

17.1 Tenant shall make no alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation, or other work (whether major or minor) of any kind in, at, or serving the Premises (“Alterations”) without Landlord’s prior written approval, which approval Landlord shall not unreasonably withhold; provided, however, that in the event any proposed Alteration affects (a) any structural portions of the Building, including exterior walls, roof, foundation, foundation systems (including barriers and subslab systems), or core of the Building, (b) the exterior of the Building or (c) any Building systems, including elevator, plumbing, air conditioning, heating, electrical, security, life safety and power, then Landlord may withhold its approval with respect thereto in its sole and absolute discretion. Tenant shall, in making any such Alterations, use only those architects, contractors, suppliers and mechanics of which Landlord has given prior written approval, which approval shall be in Landlord’s sole and absolute discretion. In seeking Landlord’s approval, Tenant shall provide Landlord, at least fourteen (14) days in advance of any proposed construction, with plans, specifications, bid proposals, certified stamped engineering drawings and calculations by Tenant’s engineer of record or architect or record, (including connections to the Building’s structural system, modifications to the Building’s envelope, non-structural penetrations in slabs or walls, and modifications or tie-ins to life safely systems), work contracts, requests for laydown areas and such other information concerning the nature and cost of the Alterations as Landlord may reasonably request. In no event shall Tenant use or Landlord be required to approve any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony. Notwithstanding the foregoing, Tenant may make strictly cosmetic changes to the Premises (“Cosmetic Alterations”) without Landlord’s consent; provided that (y) the cost of any Cosmetic Alterations does not exceed Ten Thousand Dollars ($10,000) in any one instance or Fifty Thousand Dollars ($50,000) annually, (z) such Cosmetic Alterations do not (i) require any structural or other substantial modifications to the Premises, (ii) require any changes to, or adversely affect, the Building systems, (iii) affect the exterior of the Building or (iv) trigger any requirement under Applicable Laws that would require Landlord to make any alteration or improvement to the Premises, the Building or the Project. Tenant shall give Landlord at least ten (10) days’ prior written notice of any Cosmetic Alterations.

17.2 Tenant shall not construct or permit to be constructed partitions or other obstructions that might interfere with free access to mechanical installation or service facilities of the Building or with other tenants’ components located within the Building, or interfere with the moving of Landlord’s equipment to or from the enclosures containing such installations or facilities.

17.3 Tenant shall accomplish any work performed on the Premises or the Building in such a manner as to permit any life safety systems to remain fully operable at all times.

17.4 Any work performed on the Premises, the Building or the Project by Tenant or Tenant’s contractors shall be done at such times and in such manner as Landlord may from time to time designate. Tenant covenants and agrees that all work done by Tenant or Tenant’s contractors shall be performed in full compliance with Applicable Laws. Within thirty (30) days after completion of any Alterations, Tenant shall provide Landlord with (a) complete “as-built” drawing print sets, (b) electronic CADD files on disc (or files in such other current format in common use as Landlord reasonably approves or requires) showing any changes in the Premises and (c) electronic CADD files on disc updating the most recent CADD drawings for the Building (to be provided upon written request by Tenant) with the Alterations.

17.5 Before commencing any Alterations, Tenant shall give Landlord at least fourteen (14) days’ prior written notice of the proposed commencement of such work and shall, if required by Landlord, secure, at Tenant’s own cost and expense, a completion and lien indemnity bond satisfactory to Landlord for said work.

17.6 All Alterations, attached equipment, decorations, fixtures, movable laboratory casework and related appliances, universal flex lab infrastructure and equipment, trade fixtures, additions and improvements, subject to Section 17.8, attached to or built into the Premises, existing in the Premises or the Building as of the Execution Date, or made by either of the Parties, including all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits, shall (unless, prior to such construction or installation, Landlord elects otherwise) become the property of Landlord upon the expiration or earlier termination of the Term, and shall remain upon and be surrendered with the Premises as a part thereof. The Premises shall at all times remain the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease. All trade fixtures, equipment, Alterations and Signage installed by or under Tenant shall be the property of Landlord.

17.7 Tenant shall repair any damage to the Premises caused by Tenant’s removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

17.8 Except as to those items listed on Exhibit H attached hereto, all business and trade fixtures, machinery and equipment, built-in furniture and cabinets, together with all additions and accessories thereto, installed in and upon the Premises shall be and remain the property of Landlord and shall not be moved by Tenant at any time during the Term. If Tenant shall fail to remove any of its effects from the Premises prior to termination of this Lease, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store said effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, upon demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of said personal property.

17.9 Notwithstanding any other provision of this Article to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Landlord’s Work, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

17.10 Tenant shall pay to Landlord an amount equal to four percent (4%) of the cost to Tenant of all changes installed by Tenant (other than Cosmetic Alterations) or its contractors or agents to cover Landlord’s overhead and expenses for plan review, coordination, scheduling and supervision thereof. For purposes of payment of such sum, Tenant shall submit to Landlord copies of all bills, invoices and statements covering the costs of such charges, accompanied by payment to Landlord of the fee set forth in this Section. Tenant shall reimburse Landlord for any extra expenses incurred by Landlord by reason of faulty work done by Tenant or its contractors, or by reason of delays caused by such work, or by reason of inadequate clean-up.

17.11 Within sixty (60) days after final completion of any Alterations performed by Tenant with respect to the Premises, Tenant shall submit to Landlord documentation showing the amounts expended by Tenant with respect to such Alterations performed by Tenant with respect to the Premises, together with supporting documentation reasonably acceptable to Landlord.

17.12 Tenant shall take, and shall cause its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Alterations, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage.

17.13 Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and Lenders as additional insureds on their respective insurance policies.

18. Repairs and Maintenance.

18.1 Landlord shall repair and maintain the structural and exterior portions and Common Areas of the Building and the Project, including roofing and covering materials; foundations; exterior walls; plumbing; fire sprinkler systems (if any); heating, ventilating, air conditioning systems; elevators; and electrical systems installed or furnished by Landlord. Landlord shall provide a dumpster or compactor at the freight loading dock on the west side of the Building for Tenant’s disposal of non-hazardous/non-controlled substances, and all costs relating to such dumpster shall be included as Operating Expenses.

18.2 Except for services of Landlord, if any, required by Section 18.1, Tenant shall at Tenant’s sole cost and expense maintain and keep the Premises and every part thereof in good condition and repair, damage thereto from ordinary wear and tear excepted. Tenant shall, upon the expiration or sooner termination of the Term, surrender the Premises to Landlord in as good a condition as when received, ordinary wear and tear excepted; and shall, at Landlord’s request, remove all telephone and data systems, wiring and equipment from the Premises, and repair any damage to the Premises caused thereby. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, other than Landlord’s Work. Tenant, at its sole cost and expense, shall supply its own janitorial and trash services for the Premises.

18.3 Landlord shall not be liable for any failure to make any repairs or to perform any maintenance that is an obligation of Landlord unless such failure shall persist for an unreasonable time after Tenant provides Landlord with written notice of the need of such repairs or maintenance. Tenant waives its rights under Applicable Laws now or hereafter in effect to make repairs at Landlord’s expense.

18.4 If any excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter the Premises for the purpose of performing such work as said person shall deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

18.5 This Article relates to repairs and maintenance arising in the ordinary course of operation of the Building and the Project. In the event of a casualty described in Article 25, Article 25 shall apply in lieu of this Article. In the event of eminent domain, Article 26 shall apply in lieu of this Article.

18.6 Costs incurred by Landlord pursuant to this Article shall constitute Operating Expenses, unless such costs are incurred due in whole or in part to any act, neglect, fault or omissions of Tenant or its employees, agents, contractors or invitees, in which case Tenant shall pay to Landlord the cost of such repairs and maintenance.

19. Liens.

19.1 Subject to the immediately succeeding sentence, Tenant shall keep the Premises, the Building and the Project free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic’s lien filed against the Premises, the Building or the Project for work claimed to have been done for, or materials claimed to have been furnished to, shall be discharged or bonded by Tenant within ten (10) days after the filing thereof, at Tenant’s sole cost and expense.

19.2 Should Tenant fail to discharge or bond against any lien of the nature described in Section 19.1. Landlord may, at Landlord’s election, pay such claim or post a bond or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens.

19.3 In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Premises, the Building or the Project be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant. Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s Lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises, the Building or the Project.

20. Estoppel Certificate. Tenant shall, within ten (10) days of receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit I, or on any other form reasonably requested by a proposed Lender or purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such the prescribed time shall, at Landlord’s option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

21. Hazardous Materials.

21.1 Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises, the Building or the Project in violation of Applicable Laws by Tenant or its employees, agents, contractors or invitees. If Tenant breaches such obligation, or if the presence of Hazardous Materials as a result of such a breach results in contamination of the Project, any portion thereof, or any adjacent property, or if contamination of the Project, any portion thereof, or any adjacent property by Hazardous Materials otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder, then Tenant shall indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims, including (a) diminution in value of the Project or any portion thereof, (b) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Project, (c) damages arising from any adverse impact on marketing of space in the Project or any portion thereof and (d) sums paid in settlement of Claims that arise during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or groundwater above, on or under or about the Project. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Project, any portion thereof or any adjacent property caused or permitted by Tenant results in any contamination of the Project, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Project, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord’s written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Project, any portion thereof or any adjacent property.

21.2 Landlord acknowledges that it is not the intent of this Article to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Phase 1 Commencement Date a list identifying each type of Hazardous Material to be present at the Project and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the Project (the “Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List on or prior to each annual anniversary of the Phase 1 Commencement Date and shall also deliver an updated Hazardous Materials List before any new Hazardous Materials are brought to the Project. Tenant shall deliver to Landlord true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials prior to the Phase 1 Commencement Date or, if unavailable at that time, concurrently with the receipt from or submission to any Governmental Authority: permits; approvals; reports and correspondence; storage and management plans; notices of violations of Applicable Laws; plans relating to the installation of any storage tanks to be installed in, on, under or about the Project (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its sole and absolute discretion); and all closure plans or any other documents required by any and all Governmental Authorities for any storage tanks installed in, on, under or about the Project for the closure of any such storage tanks. Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature, which Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials.

21.3 Notwithstanding the provisions of Sections 21.1 21.2 or 21.9, if (a) Tenant or any proposed transferee, assignee or sublessee of Tenant has been required by any prior landlord, Lender or Governmental Authority to take material remedial action in connection with Hazardous Materials contaminating a property if the contamination resulted from such party’s action or omission or use of the property in question or (b) Tenant or any proposed transferee, assignee or sublessee is subject to a material enforcement order issued by any Governmental Authority in connection with the use, disposal or storage of Hazardous Materials, then Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion (with respect to any such matter involving Tenant), and it shall not be unreasonable for Landlord to withhold its consent to any proposed transfer, assignment or subletting (with respect to any such matter involving a proposed transferee, assignee or sublessee).

21.4 At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Project or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to Tenant or Tenant’s employees, agents, contractors or invitees. Tenant shall pay all reasonable costs of such tests if such tests reveal that Hazardous Materials exist at the Project in violation of this Lease.

21.5 If underground or other storage tanks storing Hazardous Materials are placed on the Premises by or on behalf of Tenant, Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

21.6 Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

21.7 Tenant’s obligations under this Article shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Article 28 below.

21.8 As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste that is or becomes regulated by any Governmental Authority.

21.9 Notwithstanding anything to the contrary in this Lease, Landlord shall have sole control over the equitable allocation of fire control areas (as defined in the Uniform Building Code as adopted by the city or municipality(ies) in which the Project is located (the “UBC”)) within the Project for the storage of Hazardous Materials; provided, however, that Tenant shall be entitled to exclusive use of one (1) fire control area. In the event of a Transfer (as defined in Article 30), if the use of Hazardous Materials by such new tenant (“New Tenant”) is such that New Tenant utilizes fire control areas in the Project in excess of New Tenant’s Pro Rata Share of the Project, then New Tenant shall, at its sole cost and expense and upon Landlord’s written request, establish and maintain a separate area of the Premises classified by the UBC as an “H” occupancy area for the use and storage of Hazardous Materials, or take such other action as is necessary to ensure that its share of the fire control areas of the Project is not greater than New Tenant’s Pro Rata Share of the Project.

22. Odors and Exhaust. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Building or the Project (including persons legally present in any outdoor areas of the Project) be subjected to odors or fumes (whether or not noxious), and that the Building and the Project will not be damaged by any exhaust, in each case from Tenant’s operations. Landlord and Tenant therefore agree as follows:

22.1 Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises.

22.2 If the Building has a ventilation system that, in Landlord’s judgment, is adequate, suitable, and appropriate to vent the Premises in a manner that does not release odors affecting any indoor or outdoor part of the Project, Tenant shall vent the Premises through such system. If Landlord at any time determines that any existing ventilation system is inadequate, or if no ventilation system exists, Tenant shall in compliance with Applicable Laws vent all fumes and odors from the Premises (and remove odors from Tenant’s exhaust stream) as Landlord requires. The placement and configuration of all ventilation exhaust pipes, louvers and other equipment shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (indoor and outdoor areas) in an odor-free manner, and Landlord may require Tenant to abate and remove all odors in a manner that goes beyond the requirements of Applicable Laws.

22.3 Tenant shall, at Tenant’s sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord’s judgment be necessary or appropriate from time to time) to completely remove, eliminate and abate any odors, fumes or other substances in Tenant’s exhaust stream that, in Landlord’s judgment, emanate from Tenant’s Premises. Any work Tenant performs under this Section shall constitute Alterations.

22.4 Tenant’s responsibility to remove, eliminate and abate odors, fumes and exhaust shall continue throughout the Term. Landlord’s construction of Landlord’s Work shall not preclude Landlord from requiring additional measures to eliminate odors, fumes and other adverse impacts of Tenant’s exhaust stream (as Landlord may designate in Landlord’s discretion). Tenant shall install additional equipment as Landlord reasonably requires from time to time under the preceding sentence. Such installations shall constitute Alterations.

22.5 If Tenant fails to install satisfactory odor control equipment within ten (10) business days after Landlord’s demand made at any time, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s determination, cause odors, fumes or exhaust. For example, if Landlord determines that Tenant’s production of a certain type of product causes odors, fumes or exhaust, and Tenant does not install satisfactory odor control equipment within ten (10) business days after Landlord’s request, then Landlord may require Tenant to stop producing such type of product in the Premises unless and until Tenant has installed odor control equipment satisfactory to Landlord.

23. Noise. Tenant acknowledges that Landlord would not enter into this Lease with Tenant unless Tenant assured Landlord that under no circumstances will any other occupants of the Project (including persons legally present in any outdoor areas of the Project) be subjected to any noise from Tenant’s operations affecting the use of the Project by any other tenant. Landlord and Tenant therefore agree as follows:

23.1 Tenant shall not cause or permit (or conduct any activities that would cause or permit) any noise affecting the use of the Project by any other tenant to be emitted from the Premises;

23.2 If Landlord at any time determines that any existing noise control system is inadequate, or if no noise control system exists, Tenant shall install (in compliance with Applicable Laws) such noise control system as Landlord requires. The placement and configuration of the noise control system shall be subject to Landlord’s approval. Tenant acknowledges Landlord’s legitimate desire to maintain the Project (including indoor and outdoor areas) in a quiet and peaceful manner, and Landlord may require Tenant to cease all noises in a manner that goes beyond the requirements of Applicable Laws;

23.3 If necessary due to Tenant’s operations, as reasonably determined by Landlord, Tenant shall, at Tenant’s sole cost and expense, install a noise control system (such as insulation, wall coverings and whatever other equipment may in Landlord’s reasonable judgment be necessary or appropriate from time to time) to reasonably remove, eliminate and abate any noise that emanates from the Premises. Any work Tenant performs under this Section shall constitute Alterations;

23.4 Landlord’s construction of Landlord’s Work shall not preclude Landlord from requiring additional measures to eliminate sounds from the Premises (as Landlord may designate in Landlord’s reasonable discretion); and

23.5 If Tenant fails to install the required noise control system or equipment within ten (10) business days after Landlord’s reasonable request, then Landlord may, without limiting Landlord’s other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord’s reasonable determination, cause noise in violation of this Article.

24. Insurance; Waiver of Subrogation.

24.1 Landlord shall maintain insurance for the Building and the Project in amounts equal to full replacement cost (exclusive of the costs of excavation, foundations and footings, and without reference to depreciation taken by Landlord upon its books or tax returns) or such lesser coverage as Landlord may elect, provided that such coverage shall not be less than ninety percent (90%) of such full replacement cost or the amount of such insurance Landlord’s Lender, if any, requires Landlord to maintain, providing protection against any peril generally included within the classification “Fire and Extended Coverage,” together with insurance against sprinkler damage (if applicable), vandalism and malicious mischief. Landlord, subject to availability thereof, shall further insure, if Landlord deems it appropriate, coverage against flood, environmental hazard, earthquake, loss or failure of building equipment, rental loss during the period of repairs or rebuilding, workmen’s compensation insurance and fidelity bonds for employees employed to perform services. Notwithstanding the foregoing, Landlord may, but shall not be deemed required to, provide insurance for any improvements installed by Tenant or that are in addition to the standard improvements customarily furnished by Landlord, without regard to whether or not such are made a part of or are affixed to the Building.

24.2 In addition, Landlord shall carry public liability insurance with a single limit of not less than One Million Dollars ($1,000,000) for death or bodily injury, or property damage with respect to the Project.

24.3 Tenant shall, at its own cost and expense, procure and maintain in effect, beginning on the Phase 1 Commencement Date or the date of occupancy, whichever occurs first, and continuing throughout the Term (and occupancy by Tenant, if any, after termination of this Lease) comprehensive public liability insurance with limits of not less than Two Million Dollars ($2,000,000) per occurrence for death or bodily injury and for property damage with respect to the Premises (including $100,000 fire legal liability (each loss)).

24.4 The insurance required to be purchased and maintained by Tenant pursuant to this Lease shall name Landlord, BioMed Realty, L.P., BioMed Realty Trust, Inc., and their respective officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Landlord Parties”) as additional insureds. Said insurance shall be with companies authorized to do business in the state in which the Project is located and having a rating of not less than policyholder rating of A and financial category rating of at least Class XII in “Best’s Insurance Guide.” Tenant shall obtain for Landlord from the insurance companies or cause the insurance companies to furnish certificates of coverage to Landlord. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after thirty (30) days’ prior written notice to Landlord from the insurer (except in the event of nonpayment of premium, in which case ten (10) days written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant’s policy may be a “blanket policy” that specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least twenty (20) days prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and at its cost to be paid by Tenant as Additional Rent.

24.5 Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant’s sole cost and expense, carry such insurance as Tenant desires for Tenant’s protection with respect to personal property of Tenant or business interruption.

24.6 In each instance where insurance is to name Landlord Parties as additional insureds, Tenant shall, upon Landlord’s written request, also designate and furnish certificates evidencing such Landlord Parties as additional insureds to (a) any Lender of Landlord holding a security interest in the Building, the Property or the Project, (b) the landlord under any lease whereunder Landlord is a tenant of the Property if the interest of Landlord is or shall become that of a tenant under a ground lease rather than that of a fee owner and (c) any management company retained by Landlord to manage the Project.

24.7 Landlord and Tenant each hereby waive any and all rights of recovery against the other or against the officers, directors, employees, agents, general partners, members, subsidiaries, affiliates and Lenders of the other on account of loss or damage occasioned by such waiving party or its property or the property of others under such waiving party’s control, in each case to the extent that such loss or damage is insured against under any fire and extended coverage insurance policy that either Landlord or Tenant may have in force at the time of such loss or damage. Such waivers shall continue so long as their respective insurers so permit. Any termination of such a waiver shall be by written notice to the other party, containing a description of the circumstances hereinafter set forth in this Section. Landlord and Tenant, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then the party seeking such policy shall notify the other of such conditions, and the party so notified shall have ten (10) days thereafter to either (a) procure such insurance with companies reasonably satisfactory to the other party or (b) agree to pay such additional premium (in Tenant’s case, in the proportion that the area of the Premises bears to the insured area). If the parties do not accomplish either (a) or (b), then this Section shall have no effect during such time as such policies shall not be obtainable or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium. If such policies shall at any time be unobtainable, but shall be subsequently obtainable, then neither party shall be subsequently liable for a failure to obtain such insurance until a reasonable time after notification thereof by the other party. If the release of either Landlord or Tenant, as set forth in the first sentence of this Section, shall contravene Applicable Laws, then the liability of the party in question shall be deemed not released but shall be secondary to the other party’s insurer.

24.8 Landlord may require insurance policy limits required under this Lease to be raised to conform with requirements of Landlord’s Lender or to bring coverage limits to levels then being required of new tenants within the Project.

24.9 Any costs incurred by Landlord pursuant to this Article shall constitute a portion of Operating Expenses.

25. Damage or Destruction.

25.1 In the event of a partial destruction of (a) the Premises or (b) Common Areas of the Building or the Project ((a) and (b) together, the “Affected Areas”) by fire or other perils covered by extended coverage insurance not exceeding twenty-five percent (25%) of the full insurable value thereof, and provided that (x) the damage thereto is such that the Affected Areas may be repaired, reconstructed or restored within a period of six (6) months from the date of the happening of such casualty, (y) Landlord shall receive insurance proceeds sufficient to cover the cost of such repairs (except for any deductible amount provided by Landlord’s policy, which deductible amount, if paid by Landlord, shall constitute an Operating Expense) and (z) such casualty was not intentionally caused by Tenant or its employees, agents or contractors, then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration of the Affected Areas and this Lease shall continue in full force and effect.

25.2 In the event of any damage to or destruction of the Building or the Project other than as described in Section 25.1. Landlord may elect to repair, reconstruct and restore the Building or the Project, as applicable, in which case this Lease shall continue in full force and effect. If Landlord elects not to repair the Building or the Project, as applicable, then this Lease shall terminate as of the date of such damage or destruction.

25.3 Landlord shall give written notice to Tenant within sixty (60) days following the date of damage or destruction of its election not to repair, reconstruct or restore the Building or the Project, as applicable.

25.4 Upon any termination of this Lease under any of the provisions of this Article, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

25.5 In the event of repair, reconstruction and restoration as provided in this Article, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant’s use of the Premises is impaired during the period commencing on the date of such damage to or destruction of the Affected Areas and continuing through the date on which Tenant is able to reoccupy for the Permitted Use the portion of the Premises that was damaged or destroyed, unless Landlord provides Tenant with other space during the period of repair that, in Tenant’s reasonable opinion, is suitable for the temporary conduct of Tenant’s business. In the event that more than fifty percent (50%) of the Premises is damaged or destroyed, Landlord shall provide Tenant with written notice, within sixty (60) days after such damage or destruction, setting forth the amount of time Landlord estimates will be needed for repair, reconstruction or restoration of the Premises (the “Repair Notice”). If, pursuant to the Repair Notice, Tenant will not be able to fully occupy the Premises for the Permitted Use until a date that is within the final twelve (12) months of the then-current Term, then Tenant shall have the option to terminate this Lease by giving written notice thereof to Landlord within twenty (20) days after Tenant’s receipt of the Repair Notice, in which case this Lease shall terminate as of the later of (a) the date of the casualty and (b) the date of Tenant’s vacation of the Premises in the condition required by this Lease, subject to casualty.

25.6 Notwithstanding anything to the contrary contained in this Article, should Landlord be delayed or prevented from completing the repair, reconstruction or restoration of the damage or destruction to the Premises after the occurrence of such damage or destruction by Force Majeure, then the time for Landlord to commence or complete repairs shall be extended on a day-for-day basis; provided, however, that, at Landlord’s election, Landlord shall be relieved of its obligation to make such repair, reconstruction or restoration.

25.7 If Landlord is obligated to or elects to repair, reconstruct or restore as herein provided, then Landlord shall be obligated to make such repair, reconstruction or restoration only with regard to (a) those portions of the Premises that were originally provided at Landlord’s expense and (b) the Common Area portion of the Affected Areas. The repair, reconstruction or restoration of improvements not originally provided by Landlord or at Landlord’s expense shall be the obligation of Tenant. In the event Tenant has elected to upgrade certain improvements from the Building Standard, Landlord shall, upon the need for replacement due to an insured loss, provide only the Building Standard, unless Tenant again elects to upgrade such improvements and pay any incremental costs related thereto, except to the extent that excess insurance proceeds, if received, are adequate to provide such upgrades, in addition to providing for basic repair, reconstruction and restoration of the Premises, the Building and the Project.

25.8 Notwithstanding anything to the contrary contained in this Article, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Premises if the damage resulting from any casualty covered under this Article occurs during the last twenty-four (24) months of the Term or any extension hereof, or to the extent that insurance proceeds are not available therefor.

25.9 Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Affected Areas. Tenant shall, at its expense, replace or fully repair all of Tenant’s personal property and any Alterations installed by Tenant existing at the time of such damage or destruction. If Affected Areas are to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives that are allocable to the Alterations constructed by Tenant pursuant to this Lease; provided Tenant is not then in default under this Lease, and subject to the requirements of any Lender of Landlord.

26. Eminent Domain.

26.1 In the event (a) the whole of all Affected Areas or (b) such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to said authority, except with regard to (y) items occurring prior to the damage or destruction and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

26.2 In the event of a partial taking of (a) the Building or the Project or (b) drives, walkways or parking areas serving the Building or the Project for any public or quasi-public purpose by any lawful power or authority by exercise of right of appropriation, condemnation, or eminent domain, or sold to prevent such taking, then, without regard to whether any portion of the Premises occupied by Tenant was so taken, Landlord may elect to terminate this Lease (except with regard to (a) items occurring prior to the damage or destruction and (b) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof) as of such taking if such taking is, in Landlord’s sole opinion, of a material nature such as to make it uneconomical to continue use of the unappropriated portion for purposes of renting office or laboratory space.

26.3 Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant’s personal property that was installed at Tenant’s expense and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord.

26.4 If, upon any taking of the nature described in this Article, this Lease continues in effect, then Landlord shall promptly proceed to restore the Affected Areas to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

27. Surrender.

27.1 At least thirty (30) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord, and (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws, including laws pertaining to the surrender of the Premises. In addition, Tenant agrees to remain responsible after the surrender of the Premises for the remediation of any recognized environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Lease.

27.2 No surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord, such acceptance not to be unreasonably conditioned, withheld or delayed.

27.3 The voluntary or other surrender of this Lease by Tenant shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building, the Property or the Project, unless Landlord consents in writing, and shall, at Landlord’s option, operate as an assignment to Landlord of any or all subleases.

27.4 The voluntary or other surrender of any ground or other underlying lease that now exists or may hereafter be executed affecting the Building or the Project, or a mutual cancellation thereof or of Landlord’s interest therein by Landlord and its lessor shall not effect a merger with Landlord’s fee title or leasehold interest in the Premises, the Building or the Property and shall, at the option of the successor to Landlord’s interest in the Building or the Project, as applicable, operate as an assignment of this Lease.

28. Holding Over.

28.1 If, with Landlord’s prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month to month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent in accordance with Article 7, and (b) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect, including payments for Tenant’s Pro Rata Share of Operating Expenses. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

28.2 Notwithstanding the foregoing, if Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without Landlord’s prior written consent, (a) Tenant shall become a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the Rent in effect during the last thirty (30) days of the Term, and (b) Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages.

28.3 Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease.

28.4 The foregoing provisions of this Article are in addition to and do not affect Landlord’s right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws.

29. Indemnification and Exculpation.

29.1 Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims arising from injury or death to any person or damage to any property occurring within or about the Premises, the Building, the Property or the Project arising directly or indirectly out of Tenant’s or Tenant’s employees’, agents’, contractors’ or invitees’ use or occupancy of the Premises or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by Landlord’s negligence or willful misconduct.

29.2 Notwithstanding any provision of Section 29.1 to the contrary, except in cases involving Landlord’s gross negligence and willful misconduct, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research, including loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), unless any such loss is due to Landlord’s willful disregard of written notice by Tenant of need for a repair that Landlord is responsible to make for an unreasonable period of time. Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described in this Section. Notwithstanding the foregoing, in no event shall Landlord be liable to Tenant for special, consequential or punitive damages.

29.3 Landlord shall not be liable for any damages arising from any act, omission or neglect of any other tenant in the Building or the Project, or of any other third party.

29.4 Tenant acknowledges that security devices and services, if any, while intended to deter crime, may not in given instances prevent theft or other criminal acts. Landlord shall not be liable for injuries or losses caused by criminal acts of third parties, and Tenant assumes the risk that any security device or service may malfunction or otherwise be circumvented by a criminal. If Tenant desires protection against such criminal acts, then Tenant shall, at Tenant’s sole cost and expense, obtain appropriate insurance coverage.

29.5 The provisions of this Article shall survive the expiration or earlier termination of this Lease.

30. Assignment or Subletting.

30.1 Except as hereinafter expressly permitted, Tenant shall not, either voluntarily or by operation of Applicable Laws, directly or indirectly sell, hypothecate, assign, pledge, encumber or otherwise transfer this Lease, or sublet the Premises (each, a “Transfer”), without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Tenant shall have the right to Transfer without Landlord’s prior written consent the Premises or any part thereof to any person that as of the date of determination and at all times thereafter directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tenant (“Tenant’s Affiliate”), provided that Tenant shall notify Landlord in writing at least ten (10) days prior to the effectiveness of such Transfer to Tenant’s Affiliate (an “Exempt Transfer”) and otherwise comply with the requirements of this Lease regarding such Transfer. For purposes of Exempt Transfers, “control” requires both (a) owning (directly or indirectly) more than fifty percent (50%) of the stock or other equity interests of another person and (b) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person. In no event shall Tenant perform a Transfer to or with an entity that is a tenant at the Project or that is in discussions or negotiations with Landlord or an affiliate of Landlord to lease premises at the Project.

30.2 In the event Tenant desires to effect a Transfer, then, at least thirty (30) but not more than ninety (90) days prior to the date when Tenant desires the assignment or sublease to be effective (the “Transfer Date”). Tenant shall provide written notice to Landlord (the “Transfer Notice”) containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the Transfer Date; any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require.

30.3 Landlord, in determining whether consent should be given to a proposed Transfer, may give consideration to (a) the financial strength of such transferee, assignee or sublessee (notwithstanding Tenant remaining liable for Tenant’s performance), (b) any change in use that such transferee, assignee or sublessee proposes to make in the use of the Premises and (c) Landlord’s desire to exercise its rights under Section 30.8 to cancel this Lease. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of poor reputation, lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”). Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.

30.4 As conditions precedent to Tenant subleasing the Premises or to Landlord considering a request by Tenant to Tenant’s transfer of rights or sharing of the Premises, Landlord may require any or all of the following:

(a) Tenant shall remain fully liable under this Lease during the unexpired Term;

(b) Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord’s interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

(c) Tenant shall reimburse Landlord for Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with the review, processing and documentation of such request, not to exceed a total of Two Thousand Five Hundred Dollars ($2,500);

(d) If Tenant’s transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant’s reasonable costs in marketing and subleasing the Premises) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys’ fees, architectural and engineering fees and free rent actually paid by Tenant. If said consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

(e) The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

(f) Landlord’s consent to any such Transfer shall be effected on Landlord’s forms;

(g) Tenant shall not then be in default hereunder in any respect;

(h) Such proposed transferee, assignee or sublessee’s use of the Premises shall be the same as the Permitted Use;

(i) Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord’s written consent to the same;

(j) Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

(k) Landlord’s consent (or waiver of its rights) for any Transfer shall not waive Landlord’s right to consent to any later Transfer;

(l) Tenant shall deliver to Landlord one executed copy of any and all written instruments evidencing or relating to the Transfer; and

(m) A list of Hazardous Materials (as defined in Section 21.7), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 21.2.

30.5 Any Transfer that is not in compliance with the provisions of this Article shall be void and shall, at the option of Landlord, terminate this Lease.

30.6 The consent by Landlord to a Transfer shall not relieve Tenant or proposed transferee, assignee or sublessee from obtaining Landlord’s consent to any further Transfer, nor shall it release Tenant or any proposed transferee, assignee or sublessee of Tenant from full and primary liability under this Lease.

30.7 Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

30.8 If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer fifty percent (50%) or more of the Premises to a proposed transferee, assignee or sublessee other than as provided within Section 30.4, then Landlord shall have the option, exercisable by giving notice to Tenant at any time within ten (10) days after Landlord’s receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord’s delivery of notice electing to exercise Landlord’s option to terminate this Lease. In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord’s consent to a proposed Transfer.

30.9 If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord’s application) may collect such rent and apply it toward Tenant’s obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

31. Subordination and Attornment.

31.1 This Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant now or hereafter in force against the Building or the Project and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.

31.2 Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a “Mortgagee”) so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord’s request. If Tenant fails to execute any document required from Tenant under this Section within ten (10) days after written request therefor, Tenant hereby constitutes and appoints Landlord or its special attorney-in-fact to execute and deliver any such document or documents in the name of Tenant. Such power is coupled with an interest and is irrevocable.

31.3 Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease, if required by a mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part incident to the financing of the real property of which the Premises constitute a part.

31.4 In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

31.5 Upon request by Tenant and at Tenant’s sole cost, Landlord shall use commercially reasonable efforts to provide a non-disturbance agreement from all future lenders and ground lessors of the Project on a form to be reasonably agreed upon by Tenant.

32. Defaults and Remedies.

32.1 Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within three (3) business days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of three percent (3%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the “Default Rate”) equal to the lesser of (a) twelve percent (12%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent or within five (5) business days after Landlord’s demand, whichever is earlier. Landlord’s acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity.

32.2 No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law. If a dispute shall arise as to any amount or sum of money to be paid by Tenant to Landlord hereunder, Tenant shall have the right to make payment “under protest,” such payment shall not be regarded as a voluntary payment, and there shall survive the right on the part of Tenant to institute suit for recovery of the payment paid under protest.

32.3 If Tenant fails to pay any sum of money required to be paid by it hereunder, or shall fail to perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described in Section 32.4, then Landlord may, without waiving or releasing Tenant from any obligations of Tenant, but shall not be obligated to, make such payment or perform such act; provided that such failure by Tenant unreasonably interfered with the use of the Building or the Project by any other tenant or with the efficient operation of the Building or the Project, or resulted or could have resulted in a violation of Applicable Laws or the cancellation of an insurance policy maintained by Landlord. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. In addition to the late charge described in Section 32.1. Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

32.4 The occurrence of any one or more of the following events shall constitute a “Default” hereunder by Tenant:

(a) Tenant abandons the Premises;

(b) Tenant fails to make any payment of Rent, as and when due, or to satisfy its obligations under Article 19, where such failure shall continue for a period of three (3) business days after written notice thereof from Landlord to Tenant;

(c) Tenant fails to observe or perform any obligation or covenant contained herein (other than described in Subsections 32.4(a) and 32.4(b)) to be performed by Tenant, where such failure continues for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided that, if the nature of Tenant’s default is such that it reasonably requires more than ten (10) days to cure, Tenant shall not be deemed to be in Default if Tenant, commences such cure within said ten (10) day period and thereafter diligently prosecute the same to completion; and provided, further, that such cure is completed no later than thirty (30) days after Tenant’s receipt of written notice from Landlord;

(d) Tenant makes an assignment for the benefit of creditors;

(e) A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets;

(f) Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

(g) Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

(h) Tenant fails to deliver an estoppel certificate in accordance with Article 20; or

(i) Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

32.5 In the event of a Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy that Landlord may have, Landlord has the right to do any or all of the following:

(a) Halt any Landlord’s Work and Alterations and order Tenant’s contractors, subcontractors, consultants, designers and material suppliers to do stop work;

(b) Terminate Tenant’s right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby; and

(c) Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage that may be occasioned thereby. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(i) The worth at the time of award of any unpaid Rent that had accrued at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord’s rental income from the Premises that Tenant proves to Landlord’s reasonable satisfaction could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any “free” rent period or rent holiday); plus

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws.

As used in Subsections 32.5(c)(i) and 32.5(c)(ii), “worth at the time of award” shall be computed by allowing interest at the Default Rate. As used in Subsection 32.5(c)(iii), the “worth at the time of the award” shall be computed by taking the present value of such amount, using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point.

32.6 In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover Rent as it becomes due). In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant’s right to possession of the Premises:

(a) Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or

(b) The appointment of a receiver upon the initiative of Landlord to protect Landlord’s interest under this Lease or in the Premises.

Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

32.7 If Landlord does not elect to terminate this Lease as provided in Section 32.5, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

32.8 In the event Landlord elects to terminate this Lease and relet the Premises, Landlord may execute any new lease in its own name. Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such tenant. The proceeds of any such reletting shall be applied as follows:

(a) First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b) Second, to the payment of the costs and expenses of reletting the Premises, including (i) alterations and repairs that Landlord deems reasonably necessary and advisable and (ii) reasonable attorneys’ fees, charges and disbursements incurred by Landlord in connection with the retaking of the Premises and such reletting;

(c) Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d) Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

32.9 All of Landlord’s rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Landlord shall have the right to pursue any one or all of such remedies, or any other remedy or relief that may be provided by Applicable Laws, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any acceptance by Landlord of any Rent or other payments due hereunder or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver.

32.10 Landlord’s termination of (a) this Lease or (b) Tenant’s right to possession of the Premises shall not relieve Tenant of any liability to Landlord that has previously accrued or that shall arise based upon events that occurred prior to the later to occur of (i) the date of Lease termination or (ii) the date Tenant surrenders possession of the Premises.

32.11 To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant’s default hereunder or otherwise.

32.12 Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event shall such failure continue for more than thirty (30) days after written notice from Tenant specifying the nature of Landlord’s failure; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

32.13 In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises, the Building or the Project and to any landlord of any lease of land upon or within which the Premises, the Building or the Project is located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Building or the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided that Landlord shall furnish to Tenant in writing, upon written request by Tenant, the names and addresses of all such persons who are to receive such notices.

33. Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

33.1 Those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such Applicable Laws;

33.2 A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

33.3 A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

33.4 The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

34. Brokers.

34.1 Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease other than Richards Barry Joyce & Partners (“Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Landlord shall compensate Broker in relation to this Lease pursuant to a separate agreement between Landlord and Broker.

34.2 Tenant represents and warrants that no broker or agent has made any representation or warranty relied upon by Tenant in Tenant’s decision to enter into this Lease, other than as contained in this Lease.

34.3 Tenant acknowledges and agrees that the employment of brokers by Landlord is for the purpose of solicitation of offers of leases from prospective tenants and that no authority is granted to any broker to furnish any representation (written or oral) or warranty from Landlord unless expressly contained within this Lease. Landlord is executing this Lease in reliance upon Tenant’s representations, warranties and agreements contained within Sections 34.1 and 34.2.

34.4 Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it.

35. Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term “Landlord,” as used in this Lease, shall refer only to Landlord or Landlord’s then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord’s interest in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord’s in this Lease or in Landlord’s fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant’s consent.

36. Limitation of Landlord’s Liability.

36.1 If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Building and the Project, (b) rent or other income from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord’s right, title or interest in the Building or the Project.

36.2 Landlord shall not be personally liable for any deficiency under this Lease. If Landlord is a partnership or joint venture, then the partners of such partnership shall not be personally liable for Landlord’s obligations under this Lease, and no partner of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner of Landlord except as may be necessary to secure jurisdiction of the partnership or joint venture. If Landlord is a corporation, then the shareholders, directors, officers, employees and agents of such corporation shall not be personally liable for Landlord’s obligations under this Lease, and no shareholder, director, officer, employee or agent of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any shareholder, director, officer, employee or agent of Landlord. If Landlord is a limited liability company, then the members of such limited liability company shall not be personally liable for Landlord’s obligations under this Lease, and no member of Landlord shall be sued or named as a party in any suit or action, and service of process shall not be made against any member of Landlord except as may be necessary to secure jurisdiction of the limited liability company. No partner, shareholder, director, employee, member or agent of Landlord shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, employee, member or agent of Landlord.

36.3 Each of the covenants and agreements of this Article shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

37. Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then:

37.1 Each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant; and

37.2 The term “Tenant,” as used in this Lease shall mean and include each of them, jointly and severally. The act of, notice from, notice to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

38. Representations. Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

39. Confidentiality. Each party shall keep the terms and conditions of this Lease and any information provided to the other party or its employees, agents or contractors pursuant to Article 9 confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements, estoppels or financial statements) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Landlord shall not release to any third party any non-public financial information or non-public information about Tenant’s ownership structure or financial statements that Tenant gives Landlord. Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party’s attorneys, accountants, brokers and other bona fide consultants or advisers (with respect to this Lease only); provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section.

40. Notices. Any notice, consent, demand, bill, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, overnight delivery with a reputable nationwide overnight delivery service, or certified mail (return receipt requested), and if given by personal delivery, shall be deemed delivered upon receipt; if given by overnight delivery, shall be deemed delivered one (1) day after deposit with a reputable nationwide overnight delivery service; and, if given by certified mail (return receipt requested), shall be deemed delivered three (3) business days after the time the notifying party deposits the notice with the United States Postal Service. Any notices given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Sections 2.9 and 2.10, respectively. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

41. Rooftop Installation Area.

41.1 From and after the Phase 2 Commencement Date, Tenant may use those portions of the Building identified as a “Tenant 2B Roof Area” on Exhibit A attached hereto (the “Rooftop Installation Area”) solely to operate, maintain, repair and replace rooftop antennae, mechanical equipment (including ventilation equipment), communications antennas and other equipment installed by Tenant in the Rooftop Installation Area in a location to be mutually agreed upon by Landlord and Tenant and in accordance with this Article (“Tenant’s Rooftop Equipment”). Tenant’s Rooftop Equipment shall be only for Tenant’s use of the Premises for the Permitted Use.

41.2 Tenant shall install Tenant’s Rooftop Equipment at its sole cost and expense, at such times and in such manner as Landlord may reasonably designate, and in accordance with this Article and the applicable provisions of this Lease regarding Alterations. Tenant’s Rooftop Equipment and the installation thereof shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld. Among other reasons, Landlord may withhold approval if the installation or operation of Tenant’s Rooftop Equipment could reasonably be expected to damage the structural integrity of the Building or to transmit vibrations or noise or cause other adverse effects beyond the Premises to an extent not customary in first class laboratory Buildings, unless Tenant implements measures that are acceptable to Landlord in its reasonable discretion to avoid any such damage or transmission.

41.3 Tenant shall comply with any roof or roof-related warranties. Tenant shall obtain a letter from Landlord’s roofing contractor within thirty (30) days after completion of any Tenant work on the rooftop stating that such work did not affect any such warranties. Tenant, at its sole cost and expense, shall inspect the Rooftop Installation Area at least annually, and correct any loose bolts, fittings or other appurtenances and repair any damage to the roof caused by the installation or operation of Tenant’s Rooftop Equipment. Tenant shall not permit the installation, maintenance or operation of Tenant’s Rooftop Equipment to violate any Applicable Laws or constitute a nuisance. Tenant shall pay Landlord within thirty (30) days after demand (a) all applicable taxes, charges, fees or impositions imposed on Landlord by Governmental Authorities as the result of Tenant’s use of the Rooftop Installation Areas in excess of those for which Landlord would otherwise be responsible for the use or installation of Tenant’s Rooftop Equipment and (b) the amount of any increase in Landlord’s insurance premiums as a result of the installation of Tenant’s Rooftop Equipment. Upon Tenant’s written request to Landlord, Landlord shall use commercially reasonable efforts to cause other tenants to remedy any interference in the operation of Tenant’s Rooftop Equipment caused by any such tenants’ equipment installed after the applicable piece of Tenant’s Rooftop Equipment; provided, however, that Landlord shall not be required to request that such tenants waive their rights under their respective leases.

41.4 If Tenant’s Equipment (a) causes physical damage to the structural integrity of the Building, (b) interferes with any telecommunications, mechanical or other systems located at or near or servicing the Building or the Project that were installed prior to the installation of Tenant’s Rooftop Equipment, (c) interferes with any other service provided to other tenants in the Building or the Project by rooftop or penthouse installations that were installed prior to the installation of Tenant’s Rooftop Equipment or (d) interferes with any other tenants’ business, in each case in excess of that permissible under Federal Communications Commission regulations, then Tenant shall cooperate with Landlord to determine the source of the damage or interference and promptly repair such damage and eliminate such interference, in each case at Tenant’s sole cost and expense, within ten (10) days after receipt of notice of such damage or interference (which notice may be oral; provided that Landlord also delivers to Tenant written notice of such damage or interference within twenty-four (24) hours after providing oral notice).

41.5 Landlord reserves the right to cause Tenant to relocate Tenant’s Rooftop Equipment to comparably functional space on the roof or in the penthouse of the Building by giving Tenant prior written notice thereof. Landlord agrees to pay the reasonable costs thereof. Tenant shall arrange for the relocation of Tenant’s Rooftop Equipment within sixty (60) days after receipt of Landlord’s notification of such relocation. In the event Tenant fails to arrange for relocation within such sixty (60)-day period, Landlord shall have the right to arrange for the relocation of Tenant’s Rooftop Equipment in a manner that does not unnecessarily interrupt or interfere with Tenant’s use of the Premises for the Permitted Use.

42. Miscellaneous.

42.1 Landlord reserves the right to change the name of the Building or the Project in its sole discretion.

42.2 To induce Landlord to enter into this Lease, Tenant agrees that it shall promptly furnish to Landlord, from time to time (not to exceed one time per year), upon Landlord’s written request, the most recent audited year-end financial statements reflecting Tenant’s current financial condition. Upon Landlord’s request, Tenant shall, within ninety (90) days after the end of

Tenant’s financial year, furnish Landlord with a certified copy of Tenant’s audited year-end financial statements for the previous year. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects. If audited financials are not otherwise prepared, unaudited financials certified by the chief financial officer of Tenant as true, correct and complete in all respects shall suffice for purposes of this Section.

42.3 Where applicable in this Lease, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” shall mean “‘include,’ etc., without limitation.” The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

42.4 If either party commences an action against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action or proceeding and in any appeal in connection therewith.

42.5 Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease or otherwise until execution by and delivery to both Landlord and Tenant.

42.6 Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

42.7 Each provision of this Lease performable by Tenant or Landlord shall be deemed both a covenant and a condition.

42.8 Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

42.9 The terms of this Lease are intended by the parties as a final expression of their agreement with respect to the terms as are included herein, and may not be contradicted by evidence of any prior or contemporaneous agreement.

42.10 Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

42.11 Landlord may, but shall not be obligated to, record a short form or memorandum hereof without Tenant’s consent. Neither party shall record this Lease. Landlord shall be responsible for the cost of recording any short form or memorandum of this Lease, including any transfer or other taxes incurred in connection with said recordation.

42.12 The language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

42.13 Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

42.14 This Lease shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to such state’s conflict of law principles. The parties hereby agree to and submit to the exclusive jurisdiction and venue of the state and federal courts in the Commonwealth of Massachusetts for all disputes under this Lease.

42.15 Tenant guarantees, warrants and represents that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

42.16 This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

42.17 No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

42.18 To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

43. Options to Extend Term. Tenant shall have two (2) options (each, an “Option”-) to extend the Term by three (3) years each as to the entire Premises (and no less than the entire Premises) (each, an “Option Term”) upon the following terms and conditions. Any extension of the Term pursuant to an Option shall be on all the same terms and conditions as this Lease, except as follows:

43.1 Base Rent shall be adjusted on the first (1st) day of the Option Term to a rate equal to the greater of (a) fair market value for laboratory and office space in the Mid Cambridge submarket of comparable age, quality, level of finish, and proximity to amenities and public transit (“FMV”) and (b) the Base Rent in effect at the expiration of the then-current Term. If Landlord and Tenant cannot agree on the FMV for the Option Term within thirty (30) days after the date on which Tenant notifies Landlord that it is exercising the Option, then, no later than an additional thirty (30) days thereafter (the “Submission Period”), Landlord and Tenant shall each furnish to the other a notice in writing (an “FMV Notice”) stating such party’s estimate of the FMV. Each of such notices shall be accompanied by a statement from a qualified, licensed real estate appraiser with at least ten (10) years’ experience in the Mid-Cambridge submarket (an “Appraiser”) stating such Appraiser’s opinion of FMV. If only one (1) party’s Appraiser timely submits its opinion of FMV, such FMV shall be binding on Landlord and Tenant. If, within twenty (20) days after expiration of the Submission Period, Landlord and Tenant still cannot agree on the FMV, the two (2) Appraisers shall appoint a third qualified, licensed real estate appraiser (the “Referee”) within seven (7) days. If the Appraisers are unable to agree upon the selection of the Referee, then the Referee shall be selected within ten (10) days thereafter from among the Massachusetts panel of qualified Real Estate Industry Arbitrators of the American Arbitrator Association (the “Association”) pursuant to the Real Estate Industry Arbitration rules of the Association. The Referee shall, within thirty (30) days after appointment, render the Referee’s decision as to the FMV, which opinion shall be strictly limited to choosing one of the two determinations made by the Appraisers. The decision by the Referee shall be binding upon Landlord and Tenant, and each shall pay for its own appraisal. The cost of the Referee shall be shared equally by Landlord and Tenant. In determining FMV, Landlord, Tenant and, if applicable, the Appraisers and Referee shall each take into account all relevant factors, including, without limitation, (a) the size of the Premises and length of the Option Term, (b) rent in comparable buildings in the relevant competitive market, including concessions offered to new tenants, such as free rent, tenant improvement allowances, and moving allowances, (c) Tenant’s creditworthiness and (d) the quality and location of the Building and the Project. Base Rent during any Option Term shall be increased on each annual anniversary of the Option Term commencement date by 3%.

43.2 No Option is assignable separate and apart from this Lease.

43.3 An Option is conditional upon Tenant giving Landlord written notice of its election to exercise such Option at least nine (9) months prior to the end of the expiration of the then-current Term. Time shall be of the essence as to Tenant’s exercise of an Option. Tenant assumes full responsibility for maintaining a record of the deadlines to exercise an Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of an Option after the date provided for in this Section.

43.4 Notwithstanding anything contained in this Article to the contrary, Tenant shall not have the right to exercise an Option:

(a) During the time commencing from the date Landlord delivers to Tenant a written notice that Tenant is in default under any provisions of this Lease and continuing until Tenant has cured the specified default to Landlord’s reasonable satisfaction; or

(b) At any time after any Default as described in Article 32 of the Lease (provided, however, that, for purposes of this Subsection 43.4(b). Landlord shall not be required to provide Tenant with notice of such Default) and continuing until Tenant cures any such Default, if such Default is susceptible to being cured; or

(c) In the event that Tenant has materially or otherwise monetarily defaulted in the performance of its obligations under this Lease two (2) or more times and a service or late charge has become payable under Section 32.1 for each of such defaults during the twelve (12)-month period immediately prior to the date that Tenant intends to exercise an Option, whether or not Tenant has cured such defaults.

43.5 The period of time within which Tenant may exercise an Option shall not be extended or enlarged by reason of Tenant’s inability to exercise such Option because of the provisions of Section 43.4.

43.6 All of Tenant’s rights under the provisions of an Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of such Option if, after such exercise, but prior to the commencement date of the new term, (a) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, (b) Tenant fails to commence to cure a default (other than a monetary default) within thirty (30) days after the date Landlord gives notice to Tenant of such default or (c) Tenant has defaulted under this Lease two (2) or more times and a service or late charge under Section 32.1 has become payable for any such default, whether or not Tenant has cured such defaults.

44. Right of First Offer. Tenant shall have a right of first offer (“ROFO”) as to any rentable premises located on the second (2nd) floor of the Building for which Landlord is seeking a tenant (“Available ROFO Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFO Premises to Tenant for any period past the date on which this Lease expires or is terminated pursuant to its terms. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant of any space, or enters into a new lease with such then-existing tenant, the affected space shall not be deemed to be Available ROFO Premises. In the event Landlord intends to market Available ROFO Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Marketing”).

44.1 Within ten (10) days following its receipt of a Notice of Marketing, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFO Premises and on what terms and conditions (such terms and conditions to include, as base rent for the Available ROFO Premises, the Base Rent in effect for the then-current Term). If Tenant fails to notify Landlord of Tenant’s election within said ten (10) day period, then Tenant shall be deemed to have elected not to lease the Available ROFO Premises.

44.2 If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFO Premises and of the terms and conditions therefore (“Tenant’s Offer”) (provided that Tenant shall be required to lease the Available ROFO Premises for at least the remainder of the then-current Term), then Landlord shall have ten (10) days after receipt of Tenant’s Offer to respond to Tenant in writing whether Landlord elects to lease the Available ROFO Premises to Tenant on the terms and conditions set forth in Tenant’s Offer.

44.3 If (a) Tenant notifies Landlord that Tenant elects not to lease the Available ROFO Premises, (b) Tenant fails to notify Landlord of Tenant’s election within the ten (10)-day period described above or (c) Landlord declines to lease the Available ROFO Premises to Tenant on the terms and conditions set forth in Tenant’s Offer, then Landlord shall have the right to consummate a lease of the Available ROFO Premises at base rent not less than eighty-five percent (85%) of that stated in Tenant’s Offer, if applicable. If Landlord leases the Available ROFO Premises and the term of such lease expires prior to the Term Expiration Date, then the ROFO shall be fully reinstated with respect to such Available ROFO Premises, and Landlord shall not thereafter lease such Available ROFO Premises without first complying with the procedures set forth in this

Article. If Landlord does not lease the Available ROFO Premises within one hundred eighty (180) days after Tenant’s election (or deemed election) not to lease the Available ROFO Premises, then the ROFO shall be fully reinstated, and Landlord shall not thereafter lease the Available ROFO Premises without first complying with the procedures set forth in this Article.

44.4 Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFO during such period of time that Tenant is in default under any provision of this Lease. Any attempted exercise of the ROFO during a period of time in which Tenant is so in default shall be void and of no effect. In addition, Tenant shall not be entitled to exercise the ROFO if Landlord has given Tenant two (2) or more notices of default under this Lease, whether or not the defaults are cured, during the twelve (12) month period prior to the date on which Tenant seeks to exercise the ROFO.

44.5 Notwithstanding anything in this Lease to the contrary, Tenant shall not assign or transfer the ROFO, either separately or in conjunction with an assignment or transfer of Tenant’s interest in the Lease, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

44.6 If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the Lease as to such Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control.

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IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

BMR-325 VASSAR STREET LLC, a Delaware limited liability company

By:	/s/ Kevin M. Simonsen
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

EPIZYME, INC., a Delaware corporation

By:	/s/ Robert J. Gould
Name:	Robert J. Gould
Title:	President and CEO

EXHIBIT A

PREMISES

EXHIBIT B-1

LANDLORD’S PHASE 1 WORK

•	Offices in the Phase 1 Premises (quantity of five (5)) will have store front metal frame glass walls, with full vision wood doors (wood stained light), hung from metal frames.

•	Tel/data – drops to all conference rooms, offices, and cubes in the Phase 1 Premises

•	Cellular Amplifier – supplied and installed

•	Server Room – construct walls of server room (13.8’ x 17.8’) as specified in the plan

EXHIBIT B-2

LANDLORD’S PHASE 2 WORK

•	New dedicated waste treatment system shall be provided.

•

Laboratory spaces will be finished and equipped with Kewaunee sinks and bases with reverse osmosis water, epoxy tops, and restricted bypass VAV fume hoods with combination sashes. Movable adjustable height laboratory tables with epoxy tops, power strips and reagent shelving will be provided.

•	Each bench where a person will be seated (quantity of thirty-three (33)) will include:

•	One cabinet, with a drawer on top and a door below, along with a reagent shelf (or an alternative combination of equally priced elements designated by Tenant); and

•	A second cabinet with four drawers.

•	There will be 5’ bench end tables (quantity of seven (7)) that will include adjustable height tables with epoxy tops to be placed in the main laboratory

•	Ceiling service panels will supply bench areas with power, data connections, and vacuum, with compressed air and other services available.

•	One waste or chemical storage room will be provided near the service elevator.

•	Office areas will be ready for installation of furniture, cubicles, and prefabricated partitions for private offices to suit tenant program and preference.

•	Offices in the Phase 2 Premises (quantity of five (5)) will have store front metal frame glass walls, with full vision wood doors (wood stained light), hung from metal frames.

•	Glass Washer – One (1) Miele G7825 glass washer installed in media prep. room

•	Autoclave – One (1) Amsco Eagle 300 sterilizer autoclave 20” x 20” x 36” installed in media prep. room

•	Tel/data – drops to all conference rooms, offices, and cubes in the Phase 2 Premises

•	Server Room – Install supplemental cooling/heat in penthouse as specified in the plan. Cooling provided by a Liebert unit that delivers between 72-75 F degree cooling.

•	Penthouse Conditioned Mechanical Room – construct (13.8’ x 15.2’) with supplemental cooling that delivers between 72-75 F degree cooling located next to the server room

•	The remaining Penthouse space of 484 square feet shall be made safe by enclosing it in a caging wall with a lockable cage door.

•	E-power – distribution to server room and laboratory equipment areas

•	Conference Rooms – assumed to be drywall; the entrance wall will have full vision wood doors (wood stained light), hung from metal frames.

•	Main Conference Room

•

supply and install movable demising wall (if demising wall is a whiteboard folding partition, then Tenant shall pay the difference in cost between such whiteboard folding partition and a standard folding partition, which amount shall not exceed Two Thousand Dollars ($2,000))

•	install projector paint on the east wall of the main conference room

•

Reception Area Conference Room – enclose a large section of the existing reception area to create a new conference room (room 241A); exterior walls are glass, with one wall curved; the interior wall will have frosted letters on glass with company name and logo.

•	Tenant Signage – supplied and installed

•	Access to one (1) unisex shower will be provided as a building common amenity.

•	One (1) bike rack with capacity for ten (10) bikes (the model of which shall be a Dero Track Rack or other substantially similar model) shall be installed in the Epizyme loading dock area.

EXHIBIT B-3

FIT PLAN

EXHIBIT C

ACKNOWLEDGEMENT OF PHASE COMMENCEMENT DATE

AND TERM EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF PHASE [    ] COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of [            ], 2011, with reference to that certain Lease (the “Lease”) dated as of February     , 2011, by EPIZYME, INC., a Delaware corporation (“Tenant”), in favor of BMR-325 VASSAR STREET LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Lease.

Tenant hereby confirms the following:

1. Tenant accepted possession of the Phase [    ] Premises on [            ], 20[        ].

2. The Phase [            ] Premises are in good order, condition and repair.

3. Landlord’s Phase [            ] Work is Substantially Complete.

4. All conditions of the Lease to be performed by Landlord as a condition to the full effectiveness of the Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the Phase [            ] Premises.

5. In accordance with the provisions of Article 4 of the Lease, the Phase [            ] Commencement Date is [            ], 20[    ], and, unless the Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [            ], 20[        ].

6. Tenant commenced occupancy of the Phase [            ] Premises for the Permitted Use on[            ], 20[        ].

7. The Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Phase [            ] Premises[, except [            ]].

8. Tenant has no existing defenses against the enforcement of the Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

9. The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Lease commenced to accrue on [            ], 20[        ], with Base Rent payable on the dates and amounts set forth in the chart below:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
Phase 1 Rent Commencement Date to Phase 2 Rent Commencement Date	5,922	$46.00 annually	$22,701	$272,412, subject to proration
Phase 2 Rent Commencement Date through the date that is 12 months after the Phase 1 Commencement Date	18,396	$46.00 annually	$70,518	$846,216, subject to proration
Months 13-24	18,396	$47.38 annually	$72,633.54	$871,602.48
Months 25-36	18,396	$48.80 annually	$74,810.40	$897,724.80
Month 37 to Term Expiration Date	18,396	$50.27 annually	$77,063.91	$924,766.92, subject to proration

10. The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Phase [            ] Commencement Date and Term Expiration Date as of the date first written above.

TENANT: EPIZYME, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT D

ADJACENT PARKING LOT

D-1

D-2

EXHIBIT E

FORM OF LETTER OF CREDIT

[On letterhead or L/C letterhead of Issuer.]

LETTER OF CREDIT

Date:             , 200

(the “Beneficiary”)

Attention:
L/C. No.:
Loan No.:

Ladies and Gentlemen:

We establish in favor of Beneficiary our irrevocable and unconditional Letter of Credit numbered as identified above (the “L/C”) for an aggregate amount of $             , expiring at     :00 p.m. on             or, if such day is not a Banking Day, then the next succeeding Banking Day (such date, as extended from time to time, the “Expiry Date”). “Banking Day” means a weekday except a weekday when commercial banks in              are authorized or required to close.

We authorize Beneficiary to draw on us (the “Issuer”) for the account of             (the “Account Party”), under the terms and conditions of this L/C.

Funds under this L/C are available by presenting the following documentation (the “Drawing Documentation”): (a) the original L/C and (b) a sight draft substantially in the form of Attachment 1, with blanks filled in and bracketed items provided as appropriate. No other evidence of authority, certificate, or documentation is required.

Drawing Documentation must be presented at Issuer’s office at                  on or before the Expiry Date by personal presentation, courier or messenger service, or fax. Presentation by fax shall be effective upon electronic confirmation of transmission as evidenced by a printed report from the sender’s fax machine. After any fax presentation, but not as a condition to its effectiveness, Beneficiary shall with reasonable promptness deliver the original Drawing Documentation by any other means. Issuer will on request issue a receipt for Drawing Documentation.

We agree, irrevocably, and irrespective of any claim by any other person, to honor drafts drawn under and in conformity with this L/C, within the maximum amount of this L/C, presented to us on or before the Expiry Date, provided we also receive (on or before the Expiry Date) any other Drawing Documentation this L/C requires.

We shall pay this L/C only from our own funds by check or wire transfer, in compliance with the Drawing Documentation.

If Beneficiary presents proper Drawing Documentation to us on or before the Expiry Date, then we shall pay under this L/C at or before the following time (the “Payment Deadline”): (a) if presentment is made at or before noon of any Banking Day, then the close of such Banking Day; and (b) otherwise, the close of the next Banking Day. We waive any right to delay payment beyond the Payment Deadline. If we determine that Drawing Documentation is not proper, then we shall so advise Beneficiary in writing, specifying all grounds for our determination, within one Banking Day after the Payment Deadline.

Partial drawings are permitted. This L/C shall, except to the extent reduced thereby, survive any partial drawings.

We shall have no duty or right to inquire into the validity of or basis for any draw under this L/C or any Drawing Documentation. We waive any defense based on fraud or any claim of fraud.

The Expiry Date shall automatically be extended by one year (but never beyond              (the “Outside Date”) unless, on or before the date 90 days before any Expiry Date, we have given Beneficiary notice that the Expiry Date shall not be so extended (a “Nonrenewal Notice”). We shall promptly upon request confirm any extension of the Expiry Date under the preceding sentence by issuing an amendment to this L/C, but such an amendment is not required for the extension to be effective. We need not give any notice of the Outside Date.

Beneficiary may from time to time without charge transfer this L/C, in whole but not in part, to any transferee (the “Transferee”). Issuer shall look solely to Account Party for payment of any fee for any transfer of this L/C. Such payment is not a condition to any such transfer. Beneficiary or Transferee shall consummate such transfer by delivering to Issuer the original of this L/C and a Transfer Notice substantially in the form of Attachment 2, purportedly signed by Beneficiary, and designating Transferee. Issuer shall promptly reissue or amend this L/C in favor of Transferee as Beneficiary. Upon any transfer, all references to Beneficiary shall automatically refer to Transferee, who may then exercise all rights of Beneficiary. Issuer expressly consents to any transfers made from time to time in compliance with this paragraph.

Any notice to Beneficiary shall be in writing and delivered by hand with receipt acknowledged or by overnight delivery service such as FedEx (with proof of delivery) at the above address, or such other address as Beneficiary may specify by written notice to Issuer. A copy of any such notice shall also be delivered, as a condition to the effectiveness of such notice, to:              (or such replacement as Beneficiary designates from time to time by written notice).

No amendment that adversely affects Beneficiary shall be effective without Beneficiary’s written consent.

This L/C is subject to and incorporates by reference: (a) the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (the “UCP”); and (b) to the extent not inconsistent with the UCP, Article 5 of the Uniform Commercial Code of the State of New York.

Very truly yours,

[Issuer Signature]

ATTACHMENT 1 TO EXHIBIT E

FORM OF SIGHT DRAFT

[BENEFICIARY LETTERHEAD]

TO:

[Name and Address of Issuer]

SIGHT DRAFT

AT SIGHT, pay to the Order of             , the sum of              United States Dollars ($            ). Drawn under [Issuer] Letter of Credit No.              dated             .

[Issuer is hereby directed to pay the proceeds of this Sight Draft solely to the following account:             .]

[Name and signature block, with signature or purported signature of Beneficiary]

Date:

E-1-1

ATTACHMENT 2 TO EXHIBIT E

FORM OF TRANSFER NOTICE

[BENEFICIARY LETTERHEAD]

TO:

[Name and Address of Issuer] (the “Issuer”)

TRANSFER NOTICE

By signing below, the undersigned, Beneficiary (the “Beneficiary”) under Issuer’s Letter of Credit No.              dated              (the “L/C”), transfers the L/C to the following transferee (the “Transferee”):

[Transferee Name and Address]

The original L/C is enclosed. Beneficiary directs Issuer to reissue or amend the L/C in favor of Transferee as Beneficiary. Beneficiary represents and warrants that Beneficiary has not transferred, assigned, or encumbered the L/C or any interest in the L/C, which transfer, assignment, or encumbrance remains in effect.

[Name and signature block, with signature or purported signature of Beneficiary]

Date:                     ]

E-2-1

EXHIBIT F

RULES AND REGULATIONS

NOTHING IN THESE RULES AND REGULATIONS (“RULES AND REGULATIONS”) SHALL SUPPLANT ANY PROVISION OF THE LEASE. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THESE RULES AND REGULATIONS AND THE LEASE, THE LEASE SHALL PREVAIL.

1. Neither Tenant nor Tenant’s employees, agents, contractors or invitees shall encumber or obstruct the common entrances, lobbies, elevators, sidewalks and stairways of the Building(s) or the Project or use them for any purposes other than ingress or egress to and from the Building(s) or the Project.

2. Except as specifically provided in the Lease, no sign, placard, picture, advertisement, name or notice shall be installed or displayed on any part of the outside of the Premises or the Building(s) without Landlord’s prior written consent. Landlord shall have the right to remove, at Tenant’s sole cost and expense and without notice, any sign installed or displayed in violation of this rule.

3. If Landlord objects in writing to any curtains, blinds, shades, screens, hanging plants or other objects attached to or used in connection with any window or door of the Premises or placed on any windowsill, and (a) such window, door or windowsill is visible from the exterior of the Premises and (b) such curtain, blind, shade, screen, hanging plant or other object is not included in plans approved by Landlord, then Tenant shall promptly remove said curtains, blinds, shades, screens, hanging plants or similar objects at its sole cost and expense.

4. No deliveries shall be made that impede or interfere with other tenants in or the operation of the Project.

5. Tenant shall not place a load upon any floor of the Premises that exceeds the load per square foot that (a) such floor was designed to carry or (b) is allowed by Applicable Laws. Fixtures and equipment that cause noises or vibrations that may be transmitted to the structure of the Building to such a degree as to be objectionable to other tenants shall be placed and maintained by Tenant, at Tenant’s sole cost and expense, on vibration eliminators or other devices sufficient to eliminate such noises and vibrations to levels reasonably acceptable to Landlord and the affected tenants of the Project.

6. Tenant shall not use any method of heating or air conditioning other than that present at the Project and serving the Premises as of the Execution Date.

7. Tenant shall not install any radio, television or other antennae; cell or other communications equipment; or other devices on the roof or exterior walls of the Premises except in accordance with the Lease. Tenant shall not interfere with radio, television or other digital or electronic communications at the Project or elsewhere.

8. Canvassing, peddling, soliciting and distributing handbills or any other written material within, on or around the Project (other than within the Premises) are prohibited. Tenant shall cooperate with Landlord to prevent such activities by Tenant or its employees, agents, contractors and invitees.

9. The loading dock shall be used for all deliveries. All persons parking at the loading dock must adhere to a thirty (30) minute limit when making deliveries. Vehicles left unattended beyond the time limit are subject to towing at the vehicle owner’s expense. Landlord shall not be responsible for damage to vehicles, businesses or personnel incurred due to parking or loading dock operations.

10. Except as otherwise permitted under the Lease, Tenant shall not mark, paint, drill into or in any way deface any part of the Building or Premises. No boring, driving of nails or screws, cutting or stringing of wires shall be permitted except with Landlord’s prior written consent, which Landlord shall not unreasonably withhold, or as Landlord may direct.

11. Tenant shall store all of its trash, garbage and Hazardous Materials within its Premises or in receptacles designated by Landlord outside of the Premises. Tenant shall not place in any such receptacle any material that cannot be disposed of in the ordinary and customary manner of trash, garbage and Hazardous Materials disposal. Any Hazardous Materials transported through Common Areas shall be held in secondary containment devices.

12. The Premises shall not be used for lodging or for any improper, immoral or objectionable purpose. No cooking shall be done or permitted in the Premises; provided, however, that Tenant may use (a) equipment approved in accordance with the requirements of insurance policies that Landlord or Tenant is required to purchase and maintain pursuant to the Lease for brewing coffee, tea, hot chocolate and similar beverages, (b) microwave ovens for employees’ use and (c) equipment shown on plans approved by Landlord; provided, further, that any such equipment and microwave ovens are used in accordance with Applicable Laws.

13. Tenant shall not, without Landlord’s prior written consent, use the name of the Project, if any, in connection with or in promoting or advertising Tenant’s business except as Tenant’s address.

14. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any Governmental Authority.

15. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage, which responsibility includes keeping doors locked and other means of entry to the Premises closed.

16. Tenant shall furnish Landlord with copies of keys, pass cards or similar devices for locks to the Premises.

17. Tenant shall cooperate and participate in all reasonable security programs affecting the Premises.

18. Tenant shall not permit any animals in the Project, other than for guide animals or for use in laboratory experiments.

19. Bicycles shall not be taken into the Building(s) except into areas designated by Landlord.

20. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be deposited therein.

21. Discharge of industrial sewage shall only be permitted if Tenant, at its sole expense, first obtains all necessary permits and licenses therefor from all applicable Governmental Authorities.

22. Smoking is prohibited at the Project.

23. The Project’s hours of operation are currently 24 hours a day seven days a week.

24. Tenant shall comply with all orders, requirements and conditions now or hereafter imposed by Applicable Laws or Landlord (“Waste Regulations”) regarding the collection, sorting, separation and recycling of waste products, garbage, refuse and trash generated by Tenant (collectively, “Waste Products”), including (without limitation) the separation of Waste Products into receptacles reasonably approved by Landlord and the removal of such receptacles in accordance with any collection schedules prescribed by Waste Regulations.

25. Tenant, at Tenant’s sole cost and expense, shall cause the Premises to be exterminated on a monthly basis to Landlord’s reasonable satisfaction and shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner reasonably satisfactory to Landlord, and to be treated against infestation by insects, rodents and other vermin and pests whenever there is evidence of any infestation. Tenant shall not permit any person to enter the Premises or the Project for the purpose of providing such extermination services, unless such persons have been approved by Landlord. If requested by Landlord, Tenant shall, at Tenant’s sole cost and expense, store any refuse generated in the Premises by the consumption of food or beverages in a cold box or similar facility.

Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the Project, including Tenant. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms covenants, agreements and conditions of the Lease. Landlord reserves the right to make such other and reasonable rules and regulations as, in its judgment, may from time to time be needed for safety and security, the care and cleanliness of the Project, or the preservation of good order therein; provided, however, that Tenant shall not be obligated to adhere to such additional rules or regulations until Landlord has provided Tenant with written notice thereof. Tenant agrees to abide by these Rules and Regulations and any additional rules and regulations issued or adopted by Landlord. Tenant shall be responsible for the observance of these Rules and Regulations by Tenant’s employees, agents, contractors and invitees.

EXHIBIT G

[INTENTIONALLY OMITTED]

G-1

EXHIBIT H

TENANT’S PERSONAL PROPERTY

H-1

EXHIBIT I

FORM OF ESTOPPEL CERTIFICATE

To:	BMR-325 Vassar Street LLC
17190 Bernardo Center Drive
San Diego, California 92128
Attention: Vice President, Real Estate Counsel

BioMed Realty, L.P.
17190 Bernardo Center Drive
San Diego, California 92128

Re:	[PREMISES ADDRESS] (the “Premises”) at 325 Vassar Street, Cambridge, Massachusetts (the “Property”)

The undersigned tenant (“Tenant”) hereby certifies to you as follows:

1. Tenant is a tenant at the Property under a lease (the “Lease”) for the Premises dated as of February     , 2011. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [                    ]], and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property. The lease term expires on [            ], 20[         ].

2. Tenant took possession of the Premises, currently consisting of [                     ] square feet, on [                     ], 20[         ], and commenced to pay rent on [                     ], 20[         ]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [                    ]].

3. All base rent, rent escalations and additional rent under the Lease have been paid through [                     ], 20[         ]. There is no prepaid rent[, except $[             ]][, and the amount of security deposit is $[             ] [in cash][OR][in the form of a letter of credit]]. Tenant currently has no right to any future rent abatement under the Lease.

4. Base rent is currently payable in the amount of $[                     ] per month.

5. Tenant is currently paying estimated payments of additional rent of $[         ] per month on account of real estate taxes, insurance, management fees and common area maintenance expenses.

6. All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [             ]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

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7. The Lease is in full force and effect, free from default and free from any event that could become a default under the Lease, and Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [            ]].

8. [Tenant has the following expansion rights or options for the Property: [            ].][OR][Tenant has no rights or options to purchase the Property.]

9. To Tenant’s knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of Tenant in, on or around the Premises or the Project in violation of any environmental laws.

10. The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is acquiring the Property in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], BMR-325 Vassar Street LLC, BioMed Realty, L.P., BioMed Realty Trust, Inc., and any [other] mortgagee of the Property and their respective successors and assigns.

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [         ] day of [         ], 20[    ].

EPIZYME, INC.,

a Delaware corporation

By:

Name:
Title:

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